Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXERCISE

2011 WARRANTS TO PURCHASE COMMON STOCK

NEPHROS, INC.

NOVEMBER 20, 2015

THE OFFER TO EXERCISE

(AND ASSOCIATED WITHDRAWAL RIGHTS)
WILL EXPIRE AT 12:00 MIDNIGHT (EASTERN TIME) ON THE EVENING OF DECEMBER 18, 2015 UNLESS THE OFFER PERIOD IS EXTENDED.

In this Offer to Exercise, we refer to Nephros, Inc., a Delaware corporation, and its consolidated subsidiary as “we,” “us,” “Nephros” or the “Company,” and eligible holders of outstanding warrants as “you.”

The Company is offering to holders of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011 to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the 2011 Warrants at a temporarily reduced exercise price of $0.20 per share of common stock (the “Offer to Exercise”).

The Company has approved an amendment to the warrant agreement that governs the 2011 Warrants to temporarily reduce the exercise price of the 2011 Warrants to $0.20 per share for the period that begins on November 20, 2015, which is the date the materials relating to this Offer to Exercise are first sent to the holders of 2011 Warrants, and ends on the expiration date of the Offer to Exercise at 12:00 midnight (Eastern Time) on the evening of December 18, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”).

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of the Rights Offering Warrants at the reduced cash exercise price of $0.20 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. The Company has filed with the Securities and Exchange Commission a Post-Effective Amendment on Form S-1 to the existing Registration Statement on Form S-1 (File No. 333-169728) covering the exercise of the Rights Offering Warrants at $0.20 per share. The Post-Effective Amendment reflects the terms of the Rights Offering Warrants as amended by this Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise – Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered 2011 Warrants promptly following such expiration, termination or withdrawal.

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The purpose of the Offer to Exercise is to encourage the exercise of the 2011 Warrants by temporarily reducing the exercise price, which will provide funds to the Company to further develop our products, for working capital, and for general corporate purposes. In addition, the Company entered into an agreement with Lambda Investors LLC on September 29, 2015, pursuant to which the Company agreed to offer to all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement. Please see “Description of the Offer to Exercise – Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Exercise and “Description of the Offer to Exercise – Section 3: Eligible Warrants” below for a description of the agreement with Lambda Investors LLC.

You may elect to participate in the Offer to Exercise with respect to some, all or none of your 2011 Warrants. If you choose not to participate in the Offer to Exercise, your original 2011 Warrants will remain in effect, with an exercise price of $0.40 per share.

The period during which the 2011 Warrants may be exercised at a reduced price of $0.20 per share of common stock, pursuant to this Offer to Exercise, will commence on November 20, 2015 (the date the materials relating to the Offer to Exercise are first sent to the holders) and run through the Expiration Date.

Subject to satisfaction of the Registration Statement Condition, the Company will issue shares of common stock at the temporarily reduced exercise price of $0.20 per share for all 2011 Warrants that are validly tendered in accordance with the terms and conditions of the Offer to Exercise and the attached Election to Participate and Exercise 2011 Warrant and not validly withdrawn. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE 2011 WARRANTS.

IMPORTANT PROCEDURES

This Offer to Exercise together with the Election to Participate and Exercise 2011 Warrant and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Exercise and instructions as to how you can exercise a 2011 Warrant at the temporarily reduced exercise price of $0.20 per share of common stock. You should read all of the materials carefully before you decide whether to participate in the Offer to Exercise and exercise a 2011 Warrant during the offer period.

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a 2011 Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.20 per share, you must deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” as follows:

●	If you hold your 2011 Warrant in your own name (a “record holder”), deliver to Continental Stock Transfer & Trust Company (the “Depositary Agent”): (i) a signed copy of the Election to Participate and Exercise 2011 Warrant (ii) the original copy of your 2011 Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, in the form of a check payable to Continental Stock Transfer & Trust Company as escrow Agent for Nephros, Inc., or by wire transfer to the Company’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise 2011 Warrant.

●	If you hold your 2011 Warrant through a broker or other nominee (a “street name holder”), direct your broker or other nominee to deliver to the Depositary Agent on your behalf: (i) an Agent’s Message (as defined below) with respect to a book-entry transfer of the 2011 Warrant, (ii) a book-entry confirmation (as defined below) of the transfer of your 2011 Warrants into the Depositary Agent’s account, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, which payment will be made through the nominee who holds your 2011 Warrants.

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Each 2011 Warrant represents the right to purchase 0.04622664225 shares of our common stock, and the temporarily reduced exercise price of $0.20 is a per-share exercise price. Therefore, the number of shares you may purchase upon exercise of any 2011 Warrant will be determined by multiplying the number of 2011 Warrants you exercise by 0.04622664225 and rounding down, and the exercise price you will need to pay is such number of shares multiplied by $0.20. The Company will not issue any fractional shares upon exercise of 2011 Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

Method of Delivery

If you hold a 2011 Warrant in your own name and wish to participate in the Offer, each of the Acceptance and Exercise Deliveries must be properly delivered, before the Expiration Date to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganizations Department, telephone number 917-262-2378. Your 2011 Warrants may be mailed or physically delivered to the Depositary Agent. The method of delivery of all other Acceptance and Exercise Deliveries is at your sole election and risk and may be made by mail, hand delivery, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. Acceptance and Exercise Deliveries will be deemed delivered only when actually received by the Depositary Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Alternatively, if you hold your 2011 Warrants through a broker or other nominees, to accept the Offer with respect to your 2011 Warrants you must direct your broker to deliver your 2011 Warrants to the Depositary Agent via book-entry delivery as described below.

Book-Entry Delivery

If you hold your 2011 Warrants through a broker or other nominee, in order to accept the Offer to Exercise, you must direct your broker or other nominee to deliver the Acceptance and Exercise Deliveries on your behalf.

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the 2011 Warrants at the Depository Trust Company (“DTC”). Any financial institution that is a participant in DTC’s system may make book-entry delivery of 2011 Warrants by causing DTC to transfer those 2011Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of 2011 Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date.

The confirmation of a book-entry transfer of 2011 Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message with respect to the shares transferred by book-entry.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering 2011 Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise 2011 Warrant and that we may enforce the terms and conditions of the offer against the DTC participant.

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Acceptance and Withdrawal of Offer

If you properly tender (and do not validly withdraw) your 2011 Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your 2011 Warrant at the temporarily reduced exercise price of $0.20 per share. See “Description of the Offer to Exercise – Section 8: Procedure for Participating in Offer to Exercise and Exercising 2011 Warrants” below.

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise as follows:

●	If you hold a 2011 Warrant in your own name, you may submit a Notice of Withdrawal to the Depositary Agent at any time prior to the Expiration Date by delivery to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. The Notice of Withdrawal must be properly completed and must be returned to the Depositary Agent on or prior to the Expiration Date. In addition, you may change your mind and submit a Notice of Withdrawal to the Depositary Agent after January 20, 2016, which is the 40th business day from commencement of the Offer to Exercise, if your 2011 Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you properly and timely withdraw, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise 2011 Warrant, (ii) return the original copy of your 2011 Warrant or issue you a new 2011 Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise your 2011 Warrant, without interest thereon or deduction therefrom.

●	If you hold a 2011 Warrant through a broker or other nominee, you may direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered 2011 Warrants, your broker or other nominee may, prior to the Expiration Date, rescind its instruction previously transmitted through the book-entry transfer system or submit a Notice of Withdrawal to the Depositary Agent by delivery to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. Such withdrawal by your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that your broker or other nominee may also make such withdrawal after January 20, 2016, which is the 40th business day from commencement of the Offer to Exercise, if your 2011 Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your 2011 Warrant through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your 2011 Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Additional Information

If you have any question or need assistance, you should contact Continental Stock Transfer & Trust Company, who is acting as Depositary Agent for the Offer to Exercise. The Depositary Agent may be reached at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: Reorganization Department
917-262-2378

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You may request additional copies of this document and any of the Offering Materials from Morrow & Co., LLC (the “Information Agent”), who is acting as information agent for the Offer to Exercise. The Information Agent may be reached at:

Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902
Telephone: (800) 662-5200 Email: nephros.info@morrowco.com

NEITHER OUR BOARD OF DIRECTORS NOR THE SPECIAL COMMITTEE THAT HAS APPROVED THE OFFER TO EXERCISE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF 2011 WARRANTS. DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A POST-EFFECTIVE AMENDMENT TO ITS REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-169278), IN ORDER TO REGISTER THE ISSUANCE OF THE SHARES OF COMPANY COMMON STOCK UPON EXERCISE OF THE RIGHTS OFFERING WARRANTS AT THE TEMPORARILY REDUCED OFFERING PRICE AVAILABLE UNDER THE OFFER TO EXERCISE. THIS POST-EFFECTIVE AMENDMENT HAS NOT YET BECOME EFFECTIVE. THE FOREGOING SECURITIES MAY NOT BE SOLD OR EXERCISED, NOR MAY OFFERS TO BUY OR EXERCISE BE ACCEPTED, PRIOR TO THE TIME THE POST-EFFECTIVE AMENDMENT BECOMES EFFECTIVE. SUCH SECURITIES MAY ONLY BE OFFERED BY MEANS OF A PROSPECTUS, COPIES OF WHICH MAY BE OBTAINED (WHEN AVAILABLE) FREE OF CHARGE AT WWW.SEC.GOV OR BY CONTACTING THE COMPANY’S CHIEF EXECUTIVE OFFICER AT (201) 343-5202. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION ABOUT THE RIGHTS OFFERING WARRANTS, as amended in the manner described in the Offer to Exercise, AND THE SECURITIES UNDERLYING SUCH WARRANTS.

THE SHARES OF COMPANY COMMON STOCK ISSUABLE UPON EXERCISE OF THE LAMBDA WARRANTS AND BEING OFFERED PURSUANT TO THIS OFFER TO EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO EXERCISE IS November 20, 2015.

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SUMMARY OF TERMS

Company:	Nephros, Inc., a Delaware corporation, with principal executive offices at 41 Grand Avenue, River Edge, NJ 07661. Nephros, Inc., together with its consolidated subsidiary, is referred to in this Offer to Exercise as “we,” “us,” “Nephros” or the “Company.” The Company’s telephone number is (201) 343-5202.

Eligible Warrants:

Outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011, to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011, to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”). Each 2011 Warrant represents the right to purchase 0.04622664225 shares of Company common stock.

See “Description of the Offer to Exercise – Section 3: Eligible Warrants” below.

Expiration Date:	12:00 midnight (Eastern Time) on the evening of December 18, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”).

Terms of 2011 Warrants, as Amended:	In connection with the Offer to Exercise, the Company has approved an amendment to the warrant agreement that governs the 2011 Warrants, as described below:

Temporary Reduction in Exercise Price: The exercise price will be temporarily reduced from $0.40 per share to $0.20 per share for the period that begins on November 20, 2015, which is the date the materials relating to this Offer to Exercise are first sent to the holders of 2011 Warrants, and ends on the Expiration Date.

Other Terms: Except as set forth above all other terms of the 2011 Warrants will be the same as the original terms of the 2011 Warrants.

See “Description of the Offer to Exercise – Section 5: Terms of 2011 Warrants, As Amended” below.

Partial Participation Permitted:	You may elect to participate in the Offer to Exercise with respect to some, all or none of your 2011 Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your 2011 Warrants, then the Company will issue new 2011 Warrants for that number of shares of common stock that you elect to exclude from the Offer to Exercise, with an exercise price of $0.40 per share.

Transfers:	The 2011 Warrant Agreement provides that a holder may transfer the 2011 Warrants to a third party upon surrender of such Warrant to the Warrant Agent together with appropriate signatures and instructions for transfer. Any holder of a 2011 Warrant who desires to effect a transfer should present the 2011 Warrant to the Warrant Agent in the manner set forth in the 2011 Warrant Agreement.

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Conditions:	The Offer to Exercise is subject to certain conditions as described herein:

(i) The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of the Rights Offering Warrants at the reduced cash exercise price of $0.20 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant (the “Registration Statement Condition”). The Company has filed with the Securities and Exchange Commission a Post-Effective Amendment on Form S-1 to the existing Registration Statement on Form S-1 (File No. 333-169728) covering the exercise of the Rights Offering Warrants at $0.20 per share. The Post-Effective Amendment reflects the terms of the Rights Offering Warrants as amended in the manner described in the Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise – Section 7: Extension of Offer to Exercise Period; Termination; Amendments” below. If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered 2011 Warrants promptly following such expiration, termination or withdrawal.

(ii) In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise 2011 Warrant from or on behalf of, 2011 Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(iii) In order to participate in the Offer to Exercise, you must elect to exercise your 2011 Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise – Section 8: Procedure for Participating in Offer to Exercise and Exercising 2011 Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept up to all of the 2011 Warrants validly tendered and not validly withdrawn.

See “Description of the Offer to Exercise – Section 6: Conditions to the Offer to Exercise” below.

Future Amendments to the Offer to Exercise:	If we materially change the terms of the Offer to Exercise we will extend the Expiration Date to the extent required under the rules of the Exchange Act.

How to Participate in the Offer to Exercise:	In order to participate in the Offer to Exercise and exercise a 2011 Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.20 per share, you must deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” as follows:

●	If you hold your 2011 Warrant in your own name (a “record holder”), deliver to Continental Stock Transfer & Trust Company (the “Depositary Agent”): (i) a signed copy of the Election to Participate and Exercise 2011 Warrant (ii) the original copy of your 2011 Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, in the form of a check payable to Continental Stock Transfer & Trust Company as escrow Agent for Nephros, Inc., or by wire transfer to the Company’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise 2011 Warrant.

●	If you hold your 2011 Warrant through a broker or other nominee (a “street name holder”), direct your broker or other nominee to deliver to the Depositary Agent on your behalf: (i) an Agent’s Message with respect to a book-entry transfer of the 2011 Warrant, (ii) a book-entry confirmation of the transfer of your 2011 Warrants into the Depositary Agent’s account, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, which payment will be made through the nominee who holds your 2011 Warrants.

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Each 2011 Warrant represents the right to purchase 0.04622664225 shares of our common stock, and the temporarily reduced exercise price of $0.20 is a per-share exercise price. Therefore, the number of shares you may purchase upon exercise of any 2011 Warrant will be determined by multiplying the number of 2011 Warrants you exercise by 0.04622664225 and rounding down, and the exercise price you will need to pay is such number of shares multiplied by $0.20. The Company will not issue any fractional shares upon exercise of 2011 Warrants.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, telephone number 917-262-2378. If you are a record holder, your 2011 Warrants must be mailed or physically delivered to the Depositary Agent. If you are a street name holder, you must direct your broker or other nominee to deliver your 2011 Warrants to the Depositary Agent via book-entry transfer. The other Acceptance and Exercise Deliveries may be mailed, hand delivered, or delivered facsimile to (212) 616-7610, or email to reorg@continentalstock.com.

If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your 2011 Warrant, your original 2011 Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new 2011 Warrant with an exercise price of $0.40 per share, exercisable for that number of shares of common stock that you elect to exclude from the Offer to Exercise.

See “Description of the Offer to Exercise – Section 8: Procedure for Participating in Offer to Exercise and Exercising 2011 Warrants” below.

Manner of Acceptance of Payment:

If you properly tender (and do not validly withdraw) your 2011 Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your 2011 Warrant at the temporarily reduced exercise price of $0.20 per share.

See “Description of the Offer to Exercise – Section 9: Manner of Acceptance and Payment and Issuance of Shares” below.

Withdrawal Rights:

If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee (as applicable) may withdraw your tender of 2011 Warrants at any time prior to the Expiration Date by notifying the Depositary Agent. See “Description of the Offer to Exercise – Section 10: Withdrawal Rights” below.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise 2011 Warrant, unless we have not not accepted your tendered 2011 Warrants and other Acceptance and Exercise Deliveries by January 20, 2016, which is the 40th business day from the commencement of the Offer to Exercise, in which case you may change your mind and withdraw your tender after January 20, 2016.

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If you properly and timely withdraw, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise 2011 Warrant, (ii) return the original copy of your 2011 Warrant or issue you a new 2011 Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise your 2011 Warrant, without interest thereon or deduction therefrom; or, if your 2011 Warrants were tendered by book-entry transfer by your broker or other nominee, (i) return your 2011 Warrant through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your 2011 Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Purposes of the Offer to Exercise and Use of Proceeds:	The purposes of this Offer to Exercise are as follows:
Operating Capital to Support Ongoing Operations: The purpose of the Offer to Exercise is to encourage the exercise of the 2011 Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the 2011 Warrants to further develop our products, for working capital, and for general corporate purposes.

Fulfillment of a Contractual Obligation: The Company entered into an agreement with Lambda Investors LLC on September 29, 2015, pursuant to which the Company agreed to offer all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement.

Plans or Proposals:	The Company intends to cancel the 2011 Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise. Any 2011 Warrants that are not exercised will remain outstanding and will allow for exercise by their holders at the original exercise price of $0.40 per share from the period that begins the day after the Expiration Date of the Offer to Exercise and ends on the original expiration date of the applicable 2011 Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the 2011 Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of 2011 Warrants who elects to exercise such holder’s 2011 Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of November 9, 2015, the Company had 45,025,803 shares of common stock outstanding. The 2011 Warrants are exercisable for an aggregate of 5,008,689 shares of common stock. Assuming all 2011 Warrants are exercised, the Company’s outstanding shares of common stock would increase to 50,034,492 shares, with the shares issuable upon exercise of the 2011 Warrants representing 10.0% of the then outstanding shares of common stock. The number of shares of outstanding common stock as of November 9, 2015 includes 11,742,100 shares issued to Lambda Investors LLC upon the exercise of a warrant pursuant to a warrant amendment and exercise agreement dated September 29, 2015. See “Description of the Offer to Exercise – Section 3: Eligible Warrants.”

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Registration of the Exercise of the 2011 Warrants:	The Company has filed with the Securities and Exchange Commission a Post-Effective Amendment to its Registration Statement on Form S-1 (File No. 333-169278), in order to register the exercise of the Rights Offering Warrants at the reduced cash exercise price of $0.20 per share. This Post-Effective Amendment has not yet become effective. The foregoing securities may not be sold or exercised, nor may offers to buy or exercise be accepted, prior to the time the Post-Effective Amendment becomes effective. Such securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Company’s Chief Executive Officer at (201) 343-5202. The prospectus contains important information about the Rights Offering Warrants, as amended in the manner described in the Offer to Exercise, and the securities underlying such Warrants. The effectiveness of the Post-Effective Amendment is a condition to the Offer to Exercise.

The Lambda Warrants and the shares of common stock issuable upon exercise of such warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.

There is no established trading market for the 2011 Warrants and we do not intend to list the 2011 Warrants for trading on any exchange or market.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise – Section 20: Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Exercise.

Fees and Expenses:

The Company has retained Continental Stock Transfer & Trust Company to act as Depositary Agent and Morrow & Co., LLC to act as Information Agent for the Offer to Exercise. The Depositary Agent and the Information Agent will receive reasonable and customary compensation for their services, plus reimbursement for expenses, and will be indemnified by the Company against certain claims and expenses that arise out of the performance of their services.

The Company may also use the services of its officers and employees to solicit holders of the 2011 Warrants to participate in the Offer to Exercise without additional compensation.

Amendments to Other Warrants	On September 29, 2015, the Company entered into a separate warrant amendment and exercise agreement with Lambda Investors LLC (the “Warrant Amendment and Exercise Agreement”), pursuant to which (i) Lambda amended its warrant issued November 14, 2007, to reduce the exercise price of such warrant by 50%, from $0.30 to $0.15 per share, in exchange for Lambda’s agreement to exercise such warrant in its entirety, (ii) Lambda exercised such warrant in its entirety (11,742,100 shares), and (iii) the Company agreed to offer to all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price that is equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement.

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The Warrant Amendment and Exercise Agreement with Lambda Investors LLC is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 30, 2015 and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Warrant Amendment and Exercise Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Interests of Directors and Executive Officers:	The Lambda Warrants may be deemed beneficially owned by Wexford Capital LP, which is the managing member of Lambda Investors LLC. Arthur H. Amron, a director of Nephros, is a partner and general counsel of Wexford Capital. Paul A. Mieyal, a director of Nephros and the former Acting President, Acting Chief Executive Officer and Acting Chief Financial Officer until April 15, 2015, is a vice president of Wexford Capital. Lambda Investors LLC is eligible to participate in the Offer to Exercise on the same terms and conditions as the other holders of the 2011 Warrants. Please see “Description of the Offer to Exercise – Section 17: Interests of Directors and Officers in the Offer to Exercise” below.

Historical and Pro Forma Financial Information and Other Financial Information:	The Company has included its financial statements for the fiscal years ended December 31, 2014 and 2013, and for the quarterly periods ended September 30, 2015 and 2014, in this Offer to Exercise as Exhibits A and B to the Offering Materials. The Company has also included pro forma information reflecting the effect of the Offer to Exercise as Exhibit C to the Offering Materials. In addition, see “Description of the Offer to Exercise – Section 16: Historical and Pro Forma Financial Information and Other Financial Information Regarding the Company” below.

As of September 30, 2015, the Company’s cash totaling approximately $1,813,000 compared to approximately $1,047,000 at December 31, 2014. During the nine months ended September 30, 2015, the Company used approximately $2,575,000 of cash in operations compared to $1,664,000 for the nine month period ended September 30, 2014. The Company believes its cash resources as of September 30, 2015 are not sufficient to fund its planned future operations and working capital requirements over the next twelve months. Assuming that all of the 2011 Warrants are exercised in the Offer to Exercise, resulting in estimated net proceeds of approximately $947,000, the Company anticipates it would have sufficient capital to fund its future operation for at least the next twelve months.

Additional Information:	The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the 2011 Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the 2011 Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

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The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:	Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: Reorganization Department
917-262-2378

Please direct requests for additional copies of this Offer to Exercise, Election to Participate and Exercise 2011 Warrant, and Notice of Withdrawal or other materials, in writing, to the Information Agent: Morrow & Co., LLC, 470 West Avenue – 3rd Floor, Stamford, CT 06902, telephone number 800-662-5200 or via email to nephros.info@morrowco.com.

ABOUT THIS OFFER TO EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH A SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE WARRANT AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE SPECIAL COMMITTEE APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before you elect to participate in the Offer to Exercise, you should carefully consider the following risks, together with the financial and other information contained in this Offer to Exercise. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should consider an investment in our securities.

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Risks Related To Our Company

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain profitability in the future.

As of September 30, 2015, we had an accumulated deficit of approximately $116.3, as a result of historical operating losses. We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures, including the cost of clinical trials, production and marketing activities and very limited revenue from the sale of our products. We began sales of our first product in March 2004, and we may never realize sufficient revenues from the sale of our products or be profitable. Each of the following factors, among others, may influence the timing and extent of our profitability, if any:

●	the market acceptance of our technologies and products in each of our target markets;

●	our ability to effectively and efficiently manufacture, market and distribute our products;

●	our ability to sell our products at competitive prices which exceed our per unit costs; and

●	our ability to continue to develop products and maintain a competitive advantage in our industry.

If we are unable to maintain effective internal control over financial reporting, our ability to produce accurate financial statements on a timely basis could be impaired and the market price of our securities may be negatively affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to maintain internal control over financial reporting and to report any material weaknesses in such internal control. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis. We also are required to furnish a report by management on the effectiveness of our internal control over financial reporting. We perform system and process evaluation and testing of our internal controls over financial reporting to allow management to prepare and furnish such a report.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2014, we discovered that we had improperly accounted for our warrants as components of equity instead of as derivative liabilities, and our management and auditors determined that this resulted from a material weakness in internal control over financial reporting. This material weakness led to the need for the restatement of (i) our audited consolidated financial statements as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, including the cumulative effect as of January 1, 2009, and (ii) our unaudited condensed consolidated interim financial statements as of, and for each of the quarterly periods ended, March 31, June 30, and September 30, in the years 2014 and 2013.

If we are unable to maintain proper and effective internal control over financial reporting, we may not be able to produce timely and accurate financial statements. If that were to happen, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

Our independent registered public accounting firm, in its audit report related to our financial statements for the fiscal year ended December 31, 2014, expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements included in this prospectus expressing doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, there can be no assurance that we will be able to do so. Our recurring losses and difficulty in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern, and our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current cash flow projections, we will need to raise additional funds through either the licensing or sale of our technologies or the additional public or private offerings of our securities. However, there is no guarantee that we will be able to obtain further financing, or do so on reasonable terms. If we are unable to raise additional funds on a timely basis, or at all, we would be materially adversely affected.

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If we violate any provisions of the FDC Act or any other statutes or regulations, then we could be subject to enforcement actions by the FDA or other governmental agencies.

We face a significant compliance burden under the FDC Act and other applicable statutes and regulations which govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our medically approved products.

On October 30, 2013, we initiated a voluntary recall of our point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications. We initiated the voluntary recall of these POU filters because the FDA informed us that promotional materials for these non-medical water filtration products were determined to promote claims which constitute marketing the product as a medical device. In addition, we received reports from one customer of high bacterial counts that may be associated with the breakage of fiber in four filters. According to the reports received, one death and one infection may have occurred due to the failure mode associated with this voluntary recall. Investigation into these reports is ongoing. Prior to receiving the complaints mentioned previously, since we began marketing the products, we received 29 additional complaints of high bacterial counts that may be associated with the breakage of filter fiber. We have had no reports of adverse events associated with these 29 complaints. We have recalled all production lots of these POU filters, and are also requesting that customers remove and discard certain labeling/promotional materials for the products. We initiated the voluntary recall of the DSU in-line ultrafilter because the FDA informed us that promotional materials for these non-medical water filtration products were determined to promote claims which constitute marketing the product as a medical device. We are requesting that customers remove and discard certain labeling/promotional materials for the product.

On May 28, 2015, we received a warning letter from the FDA resulting from an October 2014 inspection of our facility in River Edge, New Jersey. The warning letter alleges deficiencies relating to our compliance with the Quality System regulation and the Medical Device Reporting regulation. We take the matters identified in the warning letter seriously and are in the process of evaluating the corrective actions required to address the matters raised in the warning letter. We responded to the warning letter within 15 business days as requested by the FDA, and intend to work diligently and expeditiously to resolve the issues raised by the FDA. The warning letter does not restrict the manufacture, production or shipment of any of our products, nor require the withdrawal of any product from the marketplace. On August 12, 2015, we received an additional letter from the FDA acknowledging our responses and noting that it will verify our implementation of corrective measures at its next inspection of our facility.

If we violate the FDC Act or other regulatory requirements (either with respect to our POU or DSU ultrafilters or otherwise) at any time during or after the product development and/or approval process or we fail to promptly address the issues raised in the warning letter discussed above, we could be subject to enforcement actions by the FDA or other agencies, including:

●	fines;

●	injunctions;

●	civil penalties;

●	recalls or seizures of products;

●	total or partial suspension of the production of our products;

●	withdrawal of any existing approvals or pre-market clearances of our products;

●	refusal to approve or clear new applications or notices relating to our products;

●	recommendations that we not be allowed to enter into government contracts; and

●	criminal prosecution

Any of the above could have a material adverse effect on our business, financial condition and results of operations.

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We cannot assure you that our products will be safe or that there will not be product-related deaths, serious injuries or product malfunctions. Further, we are required under applicable law to report any circumstances relating to our medically approved products that could result in deaths or serious injuries. These circumstances could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products.

We cannot assure you that our products will prove to be safe or that there will not be product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur significant expenses, limit our ability to market our products and generate revenues from such products or cause us reputational harm.

In particular, the voluntary recalls of the POU and DSU in-line ultrafilters used in hospital water treatment applications announced on October 30, 2013 and the related circumstances could subject us to claims or proceedings by consumers, the FDA or other regulatory authorities which may adversely impact our sales and revenues.

Under the FDC Act, we are required to submit medical device reports, or MDRs, to the FDA to report device-related deaths, serious injuries and malfunctions of medically approved products that could result in death or serious injury if they were to recur. Depending on their significance, MDRs could trigger events that could cause us to incur expenses and may also limit our ability to generate revenues from such products, such as the following:

●	information contained in the MDRs could trigger FDA regulatory actions such as inspections, recalls and patient/physician notifications;

●	because the reports are publicly available, MDRs could become the basis for private lawsuits, including class actions; and

●	if we fail to submit a required MDR to the FDA, the FDA could take enforcement action against us.

If any of these events occur, then we could incur significant expenses and it could become more difficult for us to market and sell our products and to generate revenues from sales. Other countries may impose analogous reporting requirements that could cause us to incur expenses and may also limit our ability to generate revenues from sales of our products.

Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of kidney dialysis and water-filtration products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. In particular, the voluntary recalls of the POU and DSU in-line ultrafilters used in hospital water treatment applications announced on October 30, 2013 and the related circumstances could subject us to claims or proceedings by consumers, the FDA or other regulatory authorities which may adversely impact our sales and revenues. Furthermore, even meritless claims of product liability may be costly to defend against. Although we have acquired product liability insurance for our products, we may not be able to maintain or obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially deplete our assets. Moreover, even if we are able to obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability.

Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us:

●	to obtain product liability insurance; or

●	to indemnify manufacturers against liabilities resulting from the sale of our products.

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For example, the agreement with our contract manufacturer, or CM, requires that we obtain and maintain certain minimum product liability insurance coverage and that we indemnify our CM against certain liabilities arising out of our products that they manufacture, provided they do not arise out of our CM’s breach of the agreement, negligence or willful misconduct. If we are not able to obtain and maintain adequate product liability insurance, then we could be in breach of these agreements, which could materially adversely affect our ability to produce our products and generate revenues. Even if we are able to obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers for their losses, which could materially deplete our assets.

We face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace by both potential users, including chronic renal failure patients, and potential purchasers, including nephrologists, dialysis clinics and other health care providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform dialysis patients and nephrologists, dialysis clinics and other health care providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products and our products may never achieve market acceptance. We may not be able to build key relationships with physicians, clinical groups and government agencies, pursue or increase sales opportunities in Europe or elsewhere, or be the first to introduce hemodiafiltration therapy in the United States. Product orders may be cancelled, patients or customers currently using our products may cease to do so and patients or customers expected to begin using our products may not. Factors that may affect our ability to achieve acceptance of our chronic renal failure therapy products in the marketplace include whether:

●	such products will be safe for use;

●	such products will be effective;

●	such products will be cost-effective;

●	we will be able to demonstrate product safety, efficacy and cost-effectiveness;

●	there are unexpected side effects, complications or other safety issues associated with such products; and

●	government or third party reimbursement for the cost of such products is available at reasonable rates, if at all.

Acceptance of our water filtration products in the marketplace is also uncertain, and our failure to achieve sufficient market acceptance and sell such products at competitive prices will limit our ability to generate revenue and be profitable. Our water filtration products and technologies may not achieve expected reliability, performance and endurance standards. Our water filtration products and technology may not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial, military, industrial or retail applications.

Many of the same factors that may affect our ability to achieve acceptance of our chronic renal failure therapy products in the marketplace will also apply to our water filtration products, except for those related to side effects, clinical trials and third party reimbursement.

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If we are not able to successfully scale-up production of our products, then our sales and revenues will suffer.

In order to commercialize our products, we need to be able to produce them in a cost-effective way on a large scale to meet commercial demand, while maintaining extremely high standards for quality and reliability. The extent to which we fail to successfully commercialize our products will limit our ability to be profitable.

We expect to rely on a limited number of independent manufacturers to produce our products. Our manufacturers’ systems and procedures may not be adequate to support our operations and may not be able to achieve the rapid execution necessary to exploit the market for our products. Our manufacturers could experience manufacturing and control problems as they begin to scale-up our future manufacturing operations, if any, and we may not be able to scale-up manufacturing in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. If we experience any of these problems with respect to our manufacturers’ initial or future scale-ups of manufacturing operations, then we may not be able to have our products manufactured and delivered in a timely manner. Our products are new and evolving, and our manufacturers may encounter unforeseen difficulties in manufacturing them in commercial quantities or at all.

If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute our products effectively and/or customers may decide not to order our products. In either case, our sales and revenues will suffer.

Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance and other technical service. To provide these services, we have begun, and will need to continue, to develop a network of distribution and a staff of employees and independent contractors in each of the areas in which we intend to operate. We cannot assure that we will be able to organize and manage this network on a cost-effective basis. If we cannot effectively organize and manage this network, then it may be difficult for us to distribute our products and to provide competitive service and support to our customers, in which case customers may be unable, or decide not, to order our products and our sales and revenues will suffer.

We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

Our business strategy depends in part on our ability to sell our products to hospitals and other healthcare facilities that include dialysis clinics. We have limited experience with respect to sales and marketing. If we are unsuccessful at manufacturing, marketing and selling our products, our operations and potential revenues will be materially adversely affected.

We cannot sell our products, including certain modifications thereto, until we obtain the requisite regulatory approvals and clearances in the countries in which we intend to sell our products. If we fail to receive, or experience a significant delay in receiving, such approvals and clearances, then we may not be able to get our products to market and enhance our revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. We have obtained a Conformité Européene, or CE, mark, which demonstrates compliance with the relevant European Union requirements and is a regulatory prerequisite for selling our products in the European Union and certain other countries that recognize CE marking (collectively, “European Community”), for our OLpūr mid dilution hemodiafilter series product and our Dual Stage Ultrafilter. We have not yet obtained the CE mark for any of our other products. On April 30, 2012, we announced that we received clearance from the FDA to market our OLpūr MD220 Hemodiafilter and OLpūr H2H Module for use with a hemodialysis machine that provides ultrapure dialysate in accordance with current ANSI/AAMI/ISO standards, for the treatment of chronic renal failure patients. We have not begun to broadly market these products and are actively seeking a commercialization partner in the U.S.

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There is no assurance that any existing products that have not yet been approved, or any new products developed by us in the future, will be approved for marketing. The clearance and/or approval processes can be lengthy and uncertain and each requires substantial commitments of our financial resources and our management’s time and effort. We may not be able to obtain further CE marking or regulatory approval for any of our existing or new products in a timely manner or at all. Even if we do obtain regulatory approval, approval may be only for limited uses with specific classes of patients, processes or other devices. Our failure to obtain, or delays in obtaining, the necessary regulatory clearance and/or approvals would prevent us from selling our affected products in the applicable regions. If we cannot sell some of our products in such regions, or if we are delayed in selling while waiting for the necessary clearance and/or approvals, our ability to generate revenues from these products will be limited.

We intend to market our products globally. Requirements pertaining to the sale of our products vary widely from country to country. It may be very expensive and difficult for us to meet the requirements for the sale of our products in many countries. As a result, we may not be able to obtain the required approvals in a timely manner, if at all. If we cannot sell our products in a particular region, then the size of our potential market could be reduced, which would limit our potential sales and revenues.

Clinical studies that may be required for our products are costly and time-consuming, and their outcome is uncertain.

Before obtaining regulatory approvals for the commercial sale of any of our products, other than those for which we have already received marketing approval in the United States and elsewhere, we must demonstrate through clinical studies that our products are safe and effective.

For products other than those for which we have already received marketing approval, if we do not prove in clinical trials that our products are safe and effective, we will not obtain marketing approvals from the applicable regulatory authorities. In particular, one or more of our products may not exhibit the expected medical benefits, may cause harmful side effects, may not be effective in treating dialysis patients or may have other unexpected characteristics that preclude regulatory approval for any or all indications of use or limit commercial use if approved. The length of time necessary to complete clinical trials varies significantly and is difficult to predict. Factors that can cause delay or termination of our clinical trials include:

●	slower than expected patient enrollment due to the nature of the protocol, the proximity of subjects to clinical sites, the eligibility criteria for the study, competition with clinical trials for similar devices or other factors;

●	lower than expected retention rates of subjects in a clinical trial;

●	inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials;

●	delays in approvals from a study site’s review board, or other required approvals;

●	longer treatment time required to demonstrate effectiveness;

●	lack of sufficient supplies of the product;

●	adverse medical events or side effects in treated subjects; and

●	lack of effectiveness of the product being tested.

Even if we obtain positive results from clinical studies for our products, we may not achieve the same success in future studies of such products. Data obtained from clinical studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon changes in regulatory policy for device approval during the period of product development and regulatory review of each submitted new device application. Moreover, regulatory approval may entail limitations on the indicated uses of the device. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude our licensees or marketing partners from marketing our products or limit the commercial use of such products and will have a material adverse effect on our business, financial condition and results of operations.

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In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent or delay the creation of marketable products. Our product development costs will increase if we have delays in testing or approvals, if we need to perform more, larger or different clinical trials than planned or if our trials are not successful. Delays in our clinical trials may harm our financial results and the commercial prospects for our products. Additionally, we may be unable to complete our clinical trials if we are unable to obtain additional capital.

We may be required to design and conduct additional clinical trials.

We may be required to design and conduct additional clinical trials to further demonstrate the safety and efficacy of our products, which may result in significant expense and delay. Regulatory agencies may require new or additional clinical trials because of inconclusive results from current or earlier clinical trials, a possible failure to conduct clinical trials in complete adherence to certain regulatory standards, the identification of new clinical trial endpoints, or the need for additional data regarding the safety or efficacy of our products. It is possible that regulatory authorities may not ultimately approve our products for commercial sale in any jurisdiction, even if we believe future clinical results are positive.

Significant additional governmental regulation could subject us to unanticipated delays which would adversely affect our sales and revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business may be enacted or promulgated, and the interpretation, application or enforcement of the existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA and/or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Protecting our intellectual property in our technology through patents may be costly and ineffective. If we are not able to adequately secure or enforce protection of our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our future success depends in part on our ability to protect the intellectual property for our technology through patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our 18 granted U.S. patents will expire at various times from 2018 to 2027, assuming they are properly maintained.

The protection provided by our patents, and patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not necessarily be upheld by the courts of any jurisdiction. Numerous publications may have been disclosed by, and numerous patents may have been issued to, our competitors and others relating to methods and devices for dialysis of which we are not aware and additional patents relating to methods and devices for dialysis may be issued to our competitors and others in the future. If any of those publications or patents conflict with our patent rights, or cover our products, then any or all of our patent applications could be rejected and any or all of our granted patents could be invalidated, either of which could materially adversely affect our competitive position.

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Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time-consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development, product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, then we may be required to obtain licenses under patents of others in order to develop, manufacture, use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

If we file patent applications or obtain patents in foreign countries, we will be subject to laws and procedures that differ from those in the United States. Such differences could create additional uncertainty about the level and extent of our patent protection. Moreover, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be as favorable to us. Many non-U.S. jurisdictions, for example, prohibit patent claims covering methods of medical treatment of humans, although this prohibition may not include devices used for such treatment.

If we are not able to secure and enforce protection of our trade secrets through enforcement of our confidentiality and non-competition agreements, then our competitors may gain access to our trade secrets, we may not be able to compete effectively and we may not be profitable. Such protection may be costly and ineffective.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If these employees or other parties breach our confidentiality agreements and non-competition agreements, or if these agreements are not sufficient to protect our technology or are found to be unenforceable, then our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Policing unauthorized use of our trade secrets is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our trade secrets.

If we are not able to maintain sufficient quality controls, then the approval or clearance of our products by the European Union, the FDA or other relevant authorities could be withdrawn, delayed or denied and our sales and revenues will suffer.

Approval or clearance of our products could be withdrawn, delayed or denied by the European Union, the FDA and the relevant authorities of other countries if our manufacturing facilities do not comply with their respective manufacturing requirements. The European Union imposes requirements on quality control systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Failure by our manufacturers to comply with these requirements could prevent us from marketing our products in the European Community. The FDA also imposes requirements through quality system requirements, or QSR, regulations, which include requirements for good manufacturing practices, or GMP. Failure by our manufacturers to comply with these requirements could prevent us from obtaining FDA approval of our products and from marketing such products in the United States. Although the manufacturing facilities and processes that we use to manufacture our OLpur MDHDF filter series have been inspected and certified by a worldwide testing and certification agency (also referred to as a notified body) that performs conformity assessments to European Union requirements for medical devices, they have not been inspected by the FDA. A “notified body” is a group accredited and monitored by governmental agencies that inspects manufacturing facilities and quality control systems at regular intervals and is authorized to carry out unannounced inspections. We cannot be sure that any of the facilities or processes we use will comply or continue to comply with their respective requirements on a timely basis or at all, which could delay or prevent our obtaining the approvals we need to market our products in the European Community and the United States.

To market our products in the European Community, the United States and other countries, where approved, manufacturers of such products must continue to comply or ensure compliance with the relevant manufacturing requirements. Although we cannot control the manufacturers of our products, we may need to expend time, resources and effort in product manufacturing and quality control to assist with their continued compliance with these requirements. In particular, we are in the process of addressing certain issues raised by the FDA in the warning letter received in May 2015 and failure to promptly address these issues could result in regulatory action. If violations of applicable requirements are noted during periodic inspections of the manufacturing facilities of our manufacturers or we fail to address issues raised by the FDA in these inspections, then we may not be able to continue to market the products manufactured in such facilities and our revenues may be materially adversely affected.

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We may face significant risks associated with international operations, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to manufacture and to market our products globally. Our international operations are subject to a number of risks, including the following:

●	fluctuations in exchange rates of the United States dollar could adversely affect our results of operations;

●	we may face difficulties in enforcing and collecting accounts receivable under some countries’ legal systems;

●	local regulations may restrict our ability to sell our products, have our products manufactured or conduct other operations;

●	political instability could disrupt our operations;

●	some governments and customers may have longer payment cycles, with resulting adverse effects on our cash flow; and

●	some countries could impose additional taxes or restrict the import of our products.

Any one or more of these factors could increase our costs, reduce our revenues, or disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock and Warrants

There currently is a limited trading market for our Common Stock and stockholders may have difficulty in selling our Common Stock.

We do not currently meet all of the requirements for initial listing of our common stock on a national stock exchange, such as the NASDAQ stock market. Our Common Stock is quoted on the OTCQB. Trading in our Common Stock on the OTCQB has been very limited. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our Common Stock, and our Common Stock may be less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. There is no guarantee that we will ever become listed on the Nasdaq Capital Market, or any other exchange, or that a liquid trading market for our Common Stock will develop. If an active public market for our Common Stock does not develop, stockholders may not be able to resell the Common Stock that they own and realize the value of their Common Stock.

Our Common Stock could be further diluted as a result of the issuance of additional shares of Common Stock, warrants or options.

In the past we have issued Common Stock and warrants in order to raise money. We have also issued stock options and restricted stock as compensation for services and incentive compensation for our employees, directors and consultants. We have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional Common Stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock.

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Market sales of large amounts of our Common Stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our Common Stock, the supply of Common Stock available for resale could be increased which could stimulate trading activity and cause the market price of our Common Stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our Common Stock or securities convertible into our Common Stock could be substantially dilutive to holders of our Common Stock if they do not invest in future offerings.

The prices at which shares of the Common Stock trade have been and will likely continue to be volatile.

In the two years ended September 30, 2015, our Common Stock has traded at prices ranging from a high of $1.29 to a low of $0.30 per share. Due to the lack of an active trading market for our Common Stock, you should expect the prices at which our Common Stock might trade to continue to be highly volatile. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our Common Stock. These include, but are not limited to:

●	achievement or rejection of regulatory approvals by our competitors or us;

●	publicity regarding actual or potential clinical or regulatory results relating to products under development by our competitors or us;

●	delays or failures in initiating, completing or analyzing clinical trials or the unsatisfactory design or results of these trials;

●	announcements of technological innovations or new commercial products by our competitors or us;

●	developments concerning proprietary rights, including patents;

●	regulatory developments in the United States and foreign countries;

●	economic or other crises and other external factors;

●	period-to-period fluctuations in our results of operations;

●	threatened or actual litigation;

●	changes in financial estimates by securities analysts; and

●	sales of our Common Stock.

We are not able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for medical technology companies in particular, has experienced extreme price and volume fluctuations in recent years that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our Common Stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

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The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On July 24, 2015, we entered into the Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement on July 24, 2015, we issued 250,000 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.35 per share, subject to adjustment as set forth in the Purchase Agreement. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. As such, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock, exclusive of the 250,000 commitment shares issued to Lincoln Park as a commitment fee (which have already been issued to Lincoln Park and are part of this offering). Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Moreover, we may sell our common stock to Lincoln Park at prices that are less than the last reported sale price of our common stock on the day that we sell the shares to Lincoln Park. The purchase price at which we have the right to sell our shares to Lincoln Park is based on the lower of the average three lowest closing sale prices of our shares for the prior twelve days or the lowest sale price on the day we elect to sell shares. Accordingly, this price may be less than the last reported sale price of our common stock as reported on the OTCQB, and such sales to Lincoln Park may thereby have a dilutive effect on our stockholders depending on the tangible book value of our shares at the time of the sale.

Under the terms of the Purchase Agreement the price of our shares cannot trade below a minimum low price of $0.35 per share on a day on which we choose to sell shares to Lincoln Park. However, if the minimum $0.35 price is met on a sale date, sales to Lincoln Park may be made based on an average trailing average price formula. This formula specifies that the average of the three (3) lowest closing sale prices during the preceding consecutive twelve (12) trading day period immediately preceding the sale date would be used as the sale price on the sale date. The effect of this is that even if our shares have traded at a substantial discount to the $0.35 minimum low price during the preceding twelve day period, we still have the right to sell shares to Lincoln Park, but the per share price for such sales would be based on the trailing average price formula.

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You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The exercise price of the 2011 Warrants, $0.40 or $0.20 if you exercise during the temporary reduction, is substantially higher than the net tangible book value per share of our common stock. As a result, you will suffer substantial dilution in the net tangible book value of the common stock you purchase upon exercise of your 2011 Warrants.

We have never paid dividends and do not intend to pay cash dividends.

We have never paid dividends on our Common Stock and currently do not anticipate paying cash dividends on our Common Stock for the foreseeable future. Consequently, any returns on an investment in our Common Stock in the foreseeable future will have to come from an increase in the value of the stock itself. As noted above, the lack of an active trading market for our Common Stock will make it difficult to value and sell our Common Stock. While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

Because we are subject to the “penny stock” rules, you may have difficulty in selling our Common Stock.

Our Common Stock is subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your Common Stock and could limit your ability to sell your securities in the secondary market.

Several provisions of the Delaware General Corporation Law, our fourth amended and restated certificate of incorporation, as amended, and our second amended and restated bylaws could discourage, delay or prevent a merger or acquisition, which could adversely affect the market price of our Common Stock.

Several provisions of the Delaware General Corporation Law, our fourth amended and restated certificate of incorporation, as amended, and our second amended and restated bylaws could discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, and the market price of our Common Stock could be reduced as a result. These provisions include:

●	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

●	providing for a classified board of directors with staggered, three-year terms;

●	prohibiting us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless certain provisions are met;

●	prohibiting cumulative voting in the election of directors;

●	limiting the persons who may call special meetings of stockholders; and

●	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

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As a smaller reporting company with little or no name recognition and with several risks and uncertainties that could impair our business operations, we are not likely to generate widespread interest in our Common Stock. Without widespread interest in our Common Stock, our Common Stock price may be highly volatile and an investment in our Common Stock could decline in value.

Unlike many companies with publicly traded securities, we have little or no name recognition in the investment community. We are a relatively new company and very few investors are familiar with either our company or our products. We do not have an active trading market in our Common Stock, and one might never develop, or if it does develop, might not continue.

Additionally, the market price of our Common Stock may fluctuate significantly in response to many factors, many of which are beyond our control. Risks and uncertainties, including those described elsewhere in this “Risk Factors” section could impair our business operations or otherwise cause our operating results or prospects to be below expectations of investors and market analysts, which could adversely affect the market price of our Common Stock. As a result, investors in our Common Stock may not be able to resell their shares at or above their purchase price and could lose all of their investment.

Securities class action litigation is often brought against public companies following periods of volatility in the market price of such company’s securities. We may become subject to this type of litigation in the future. Litigation of this type could be extremely expensive and divert management’s attention and resources from running our company.

Our directors, executive officers and Lambda control a significant portion of our stock and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

As of November 9, 2015, our directors, executive officer and Lambda Investors LLC, our largest stockholder, beneficially owned approximately 67% of our outstanding Common Stock. As a result of this ownership, Lambda and its affiliates have the ability to exert significant influence over our policies and affairs, including the election of directors. Lambda, whether acting alone or acting with other stockholders, could have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders. Furthermore, such concentration of voting power could enable Lambda, whether acting alone or acting with other stockholders, to delay or prevent another party from taking control of our company even where such change of control transaction might be desirable to other stockholders. The interests of Lambda in any matter put before the stockholders may differ from those of any other stockholder.

Future sales of our Common Stock could cause the market price of our Common Stock to decline.

The market price of our Common Stock could decline due to sales of a large number of shares in the market, including sales of shares by Lambda Investors LLC or any other large stockholder, or the perception that such sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of Common Stock. Future sales of our Common Stock by stockholders could depress the market price of our Common Stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after holding their shares for six months and affiliates may sell freely after holding their shares for one year, in each case, subject to current public information, notice and other requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

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The market price of our common stock may fall below the exercise price of the warrants.

The 2011 Warrants are currently exercisable. The Rights Offering Warrants will expire on March 10, 2016 and the Lambda Warrants will expire on March 21, 2019. The market price of our common stock may fall below the exercise price for these warrants prior to their expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the holders of warrants.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise warrants, such investor may be unable to exercise his, her or its warrants, causing such warrants to expire worthless.

We will not be obligated to issue shares of Common Stock upon exercise of warrants unless, at the time such holder seeks to exercise such warrant, we have a registration statement under the Securities Act in effect covering the exercise of the warrants and a current prospectus relating to the Common Stock underlying the warrants. We intend to use our best efforts to keep a registration statement in effect covering shares of Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants, and the effectiveness of a post-effective amendment to the registration statement is a condition to this Offer to Exercise. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current, the warrants held by public stockholders may have no value, we will have no obligation to settle the warrants for cash, the market for such warrants may be limited, such warrants may expire worthless and, as a result, an investor may have paid the full price solely for the shares of common stock included in the Units that were issued in the 2011 rights offering.

An investor will only be able to exercise a warrant if the exercise of such warrant has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless the exercise of the warrant has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. As a result, the warrants may be deprived of any value, the market for the warrants may be limited, the holders of the warrants may not be able to exercise their warrants and they may expire worthless if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Risks related to the Offer to Exercise

Neither our Board of Directors nor the Special Committee that approved the Offer to Exercise makes any recommendation with regard to whether you should accept the Offer to Exercise.

Although a Special Committee of our Board of Directors has approved the Offer to Exercise, neither the Special Committee nor the Board of Directors makes any recommendation as to whether holders of 2011 Warrants should accept the Offer to Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of 2011 Warrants for purposes of negotiating the terms of the Offer to Exercise. We cannot assure you that the value of the shares issued upon exercise of the 2011 Warrants will in the future equal or exceed the exercise price per share of the 2011 Warrants. We do not take a position as to whether you ought to participate in the Offer to Exercise.

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If you choose to participate in the Offer to Exercise, you will be required to exercise your 2011 Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your 2011 Warrant.

If you choose to participate in the Offer to Exercise, you will be required to exercise your 2011 Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your 2011 Warrants by exercising the 2011 Warrants prior to the original expiration date of your 2011 Warrant.

Income tax consequences of participation in the Offer to Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of exercising the 2011 Warrants pursuant to the amended warrant agreement. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See Section 20: “Material U.S. Federal Income Tax Consequences” under “Description of the Offer to Exercise.”

We will have substantial discretion over the use of proceeds we receive from the exercise of 2011 Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Exercise. See “Description of the Offer to Exercise – Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the 2011 Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the 2011 Warrants in a manner other than as described in this Offer to Exercise.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This Offer to Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO EXERCISE

In this Offer to Exercise, we refer to Nephros, Inc., a Delaware corporation, and its consolidated subsidiary as “we,” “us,” “Nephros” or the “Company,” and eligible holders of outstanding warrants as “you.”

The Company is offering to holders of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011, to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the 2011 Warrants at a temporarily reduced exercise price of $0.20 per share of common stock (the “Offer to Exercise”).

The Company has approved an amendment to the warrant agreement that governs the 2011 Warrants to temporarily reduce the exercise price of the 2011 Warrants to $0.20 per share for the period that begins on November 20, 2015, which is the date the materials relating to this Offer to Exercise are first sent to the holders of 2011 Warrants, and ends on the expiration date of the Offer to Exercise at 12:00 midnight (Eastern Time) on the evening of Decemberr 17, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”).

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SECTION 1. FORWARD LOOKING STATEMENTS

This Offer to Exercise contains forward-looking statements. Such statements include statements regarding the effect of the Offer to Exercise, the efficacy and intended use of our technologies under development, the timelines and strategy for bringing such products to market, the availability of funding sources for continued development of such products, and our ability to continue as a going concern and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks that:

●	we may not be able to continue as a going concern;

●	the voluntary recalls of point of use and DSU in-line ultrafilters used in hospital water treatment applications announced on October 30, 2013 and the related circumstances could subject us to claims or proceedings by consumers, the FDA or other regulatory authorities which may adversely impact our sales and revenues;

●	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;

●	there are product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;

●	we face potential liability associated with the production, marketing and sale of our products and the expense of defending against claims of product liability could materially deplete our assets and generate negative publicity which could impair our reputation;

●	to the extent our products or marketing materials are found to violate any provisions of the FDC Act or any other statutes or regulations then we could be subject to enforcement actions by the FDA or other governmental agencies;

●	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

●	we may not have sufficient capital to successfully implement our business plan;

●	we may not be able to effectively market our products;

●	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

●	we may encounter problems with our suppliers, manufacturers and distributors;

●	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

●	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;

●	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;

●	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

●	we may not be able to achieve sales growth in key geographic markets.

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More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, is set forth in our filings with the SEC, including our other periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at ww.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SECTION 2. PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

Purpose of the Offer to Exercise and Use of Proceeds

The purposes of this Offer to Exercise are as follows:

Operating Capital to Fund Ongoing Operations

The purpose of the Offer to Exercise is to encourage the exercise of the 2011 Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the 2011 Warrants to further develop our products, for working capital, and for general corporate purposes.

Fulfillment of a Contractual Obligation

The Company entered into an agreement with Lambda Investors LLC on September 29, 2015, pursuant to which the Company agreed to offer to all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement.

Plans or Proposals

The Company intends to cancel the 2011 Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise. Any 2011 Warrants that are not exercised will remain outstanding and will allow for exercise by their holders at the original exercise price of $0.40 per share from the period that begins the day after the Expiration Date of the Offer to Exercise and ends on the original expiration date for the applicable warrants. The original expiration date of the Rights Offering Warrants is March 10, 2016. The original expiration date for the Lambda Warrants is March 21, 2019.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the 2011 Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of 2011 Warrants who elects to exercise such holder’s 2011 Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of November 9, 2015, the Company had 45,025,803 shares of common stock outstanding. The 2011 Warrants are exercisable for an aggregate of 5,008,689 shares of common stock. Assuming all 2011 Warrants are exercised, the Company’s outstanding shares of common stock would increase to 50,034,492 shares, with the shares issuable upon exercise of the 2011 Warrants representing 10.0% of the then outstanding shares of common stock. The number of shares of outstanding common stock as of November 9, 2015 includes 11,742,100 shares issued to Lambda Investors LLC upon the exercise of a warrant pursuant to a warrant amendment and exercise agreement dated September 29, 2015.

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SECTION 3. ELIGIBLE WARRANTS

2011 Warrants

The 2011 Warrants that are subject to the Offer to Exercise consist of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011 to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”). Each 2011 Warrant represents the right to purchase 0.04622664225 shares of Company common stock.

Amendments to Other Warrants

On September 29, 2015, the Company entered into a separate warrant amendment and exercise agreement with Lambda Investors LLC (the “Warrant Amendment and Exercise Agreement”), pursuant to which (i) Lambda amended its warrant issued November 14, 2007, to reduce the exercise price of such warrant by 50%, from $0.30 to $0.15 per share, in exchange for Lambda’s agreement to exercise such warrant in its entirety, (ii) Lambda exercised such warrant in its entirety (11,742,100 shares), and (iii) the Company agreed to offer to all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price that is equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement.

The Warrant Amendment and Exercise Agreement with Lambda Investors LLC is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 30, 2015 and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Warrant Amendment and Exercise Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

SECTION 4. EXPIRATION DATE

The Offer to Exercise will be open through 12:00 midnight (Eastern Time) on the evening of December 18, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”).

SECTION 5. TERMS OF 2011 WARRANTS, AS AMENDED

In connection with the Offer to Exercise, the Company has approved an amendment to the warrant agreement that governs the 2011 Warrants, as described below:

Temporary Reduction in Exercise Price: The exercise price will be temporarily reduced from $0.40 per share to $0.20 per share for the period that begins on November 20, 2015, which is the date the materials relating to this Offer to Exercise are first sent to the holders of 2011 Warrants, and ends on the Expiration Date.

Other Terms: Except as set forth above all other terms of the 2011 Warrants will be the same as the original terms of the 2011 Warrants.

Partial Participation Permitted: You may elect to participate in the Offer to Exercise with respect to some, all or none of your 2011 Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your 2011 Warrants, then the Company will issue new 2011 Warrants for that number of shares of common stock that you elects to exclude from the Offer to Exercise, with an exercise price of $0.40 per share.

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SECTION 6. CONDITIONS TO THE OFFER TO EXERCISE

The Offer to Exercise is subject to certain conditions as described herein:

(i) The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of the Rights Offering Warrants at the reduced cash exercise price of $0.20 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant (the “Registration Statement Condition”). The Company has filed with the Securities and Exchange Commission a Post-Effective Amendment on Form S-1 to the existing Registration Statement on Form S-1 (File No. 333-169728) covering the exercise of the Rights Offering Warrants at $0.20 per share. The Post-Effective Amendment reflects the terms of the Rights Offering Warrants as amended in manner described in the Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise – Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered 2011 Warrants promptly following such expiration, termination or withdrawal.

(ii) In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise 2011 Warrant from or on behalf of, 2011 Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(iii) In order to participate in the Offer to Exercise, you must elect to exercise your 2011 Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise – Section 8: Procedure for Participating in Offer to Exercise and Exercising 2011 Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept up to all of the 2011 Warrants validly tendered and not validly withdrawn.

SECTION 7. EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of 2011 Warrants validly tendered pursuant to the Offer to Exercise based upon the the 2011 Warrants and other Acceptance and Exercise Deliveries received by the Company as of such date, and will be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled Expiration Date of the Offer to Exercise.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Exercise. Amendments to the Offer to Exercise will be made by written notice thereof to the holders of the 2011 Warrants. Material changes to information previously provided to holders of the 2011 Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of 2011 Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Exercise, materially amend the Offer to Exercise, the Company will ensure that the Offer to Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Exercise or the information concerning the Offer to Exercise, or it waives a material condition of the Offer to Exercise, the Company will extend the Offer to Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Exercise or information concerning the Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

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SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE AND EXERCISING 2011 WARRANTS

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a 2011 Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.20 per share, you must deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” as follows:

●	If you hold your 2011 Warrant in your own name (a “record holder”), deliver to Continental Stock Transfer & Trust Company (the “Depositary Agent”): (i) a signed copy of the Election to Participate and Exercise 2011 Warrant (ii) the original copy of your 2011 Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, in the form of a check payable to Continental Stock Transfer & Trust Company as escrow Agent for Nephros, Inc., or by wire transfer to the Company’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise 2011 Warrant.

●	If you hold your 2011 Warrant through a broker or other nominee (a “street name holder”), direct your broker or other nominee to deliver to the Depositary Agent on your behalf: (i) an Agent’s Message (as defined below) with respect to a book-entry transfer of the 2011 Warrant, (ii) a book-entry confirmation (as defined below) of the transfer of your 2011 Warrants into the Depositary Agent’s account, and (iii) a payment in the amount equal to $0.20 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the 2011 Warrant, which payment will be made through the nominee who holds your 2011 Warrants.

Each 2011 Warrant represents the right to purchase 0.04622664225 shares of our common stock, and the temporarily reduced exercise price of $0.20 is a per-share exercise price. Therefore, the number of shares you may purchase upon exercise of any 2011 Warrant will be determined by multiplying the number of 2011 Warrants you exercise by 0.04622664225 and rounding down, and the exercise price you will need to pay is such number of shares multiplied by $0.20. The Company will not issue any fractional shares upon exercise of 2011 Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

Method of Delivery

If you hold a 2011 Warrant in your own name and wish to participate in the Offer, each of the Acceptance and Exercise Deliveries must be properly delivered, before the Expiration Date to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, telephone number 917-262-2378. Your 2011 Warrants may be mailed or physically delivered to the Depositary Agent.

The method of delivery of all other Acceptance and Exercise Deliveries, is at your sole election and risk and may be made by mail, hand delivery, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. Acceptance and Exercise Deliveries will be deemed delivered only when actually received by the Depositary Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

If you execute and deliver an Affidavit of Loss and Indemnification Agreement in lieu of delivering the original copy of your 2011 Warrant, your original 2011 Warrant will be cancelled by the Company, and the Company will promptly following the Expiration Date issue to you a new 2011 Warrant with an exercise price of $0.40 per share, exercisable for that number of shares of common stock that you elect to exclude from the Offer to Exercise.

Alternatively, if you hold your 2011 Warrants through a broker or other nominees, to accept the Offer with respect to your 2011 Warrants you must direct your broker to deliver your 2011 Warrants to the Depositary Agent via book-entry delivery as described below.

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Book-Entry Delivery

If you hold your 2011 Warrants through a broker or other nominee, in order to accept the Offer to Exercise, you must direct your broker or other nominee to deliver the Acceptance and Exercise Deliveries on your behalf.

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the 2011 Warrants at the Depository Trust Company (“DTC”). Any financial institution that is a participant in DTC’s system may make book-entry delivery of 2011 Warrants by causing DTC to transfer those 2011Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of 2011 Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date.

The confirmation of a book-entry transfer of 2011 Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message with respect to the shares transferred by book-entry.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering 2011 Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise 2011 Warrant and that we may enforce the terms and conditions of the offer against the DTC participant.

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your 2011 Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your 2011 Warrant at the temporarily reduced exercise price of $0.20 per share.

SECTION 10. WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise as follows:

●	If you hold a 2011 Warrant in your own name, you may submit a Notice of Withdrawal to the Depositary Agent at any time prior to the Expiration Date by delivery to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. The Notice of Withdrawal must be properly completed and must be returned to the Depositary Agent on or prior to the Expiration Date. In addition, you may change your mind and submit a Notice of Withdrawal to the Depositary Agent after January 20, 2016, which is the 40th business day from commencement of the Offer to Exercise, if your 2011 Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you properly and timely withdraw, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise 2011 Warrant, (ii) return the original copy of your 2011 Warrant or issue you a new 2011 Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise your 2011 Warrant, without interest thereon or deduction therefrom.

●	If you hold a 2011 Warrant through a broker or other nominee, you may direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered 2011 Warrants, your broker or other nominee may, prior to the Expiration Date, rescind its instruction previously transmitted through the book-entry transfer system or submit a Notice of Withdrawal to the Depositary Agent at any time prior to the Expiration Date by delivery to: Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department, facsimile to (212) 616-7610, or email to reorg@continentalstock.com. Such withdrawal by our broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that your broker or other nominee may also make such withdrawal after January 20, 2016, which is the 40th day from commencement of the Offer to Exercise, if your 2011 Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your 2011 Warrant through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your 2011 Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

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SECTION 11. REGISTRATION OF THE EXERCISE OF THE 2011 WARRANTS

The Company has filed with the Securities and Exchange Commission a Post-Effective Amendment to its Registration Statement on Form S-1 (File No. 333-169278), in order to register the issuance of the shares of Company common stock upon exercise of the Rights Offering Warrants, as amended in the manner described in this Offer to Exercise. This Post-Effective Amendment has not yet become effective. The foregoing securities may not be sold or exercised, nor may offers to buy or exercise be accepted, prior to the time the Post-Effective Amendment becomes effective. Such securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Company’s Chief Executive Officer at (201) 343-5202. The prospectus contains important information about the Rights Offering Warrants, as amended in the manner described in the Offer to Exercise, and the securities underlying such Warrants. The effectiveness of the Post-Effective Amendment is a condition to the Offer to Exercise.

The Company entered into a Registration Rights Agreement dated September 30, 2010 and subsequently amended, relating to the Lambda Warrants and certain other securities held by Lambda Investors LLC and its affiliates, under which the Company agreed to register the resale of such securities, including the shares of Company common stock underlying the Lambda Warrants, upon demand. However, no demand has been issued under the Registration Rights Agreement and no registration statement has been filed pursuant thereto. As such, the Lambda Warrants and the shares of common stock issuable upon exercise of such Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.

There is no established trading market for the 2011 Warrants and we do not intend to list the 2011 Warrants for trading on any exchange or market.

SECTION 12. TRADING MARKET AND PRICE RANGE OF 2011 WARRANTS AND COMMON STOCK

There is no established trading market for the 2011 Warrants.

Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or OTCQB, under the symbol “NEPH.” Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

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Set forth below are the range of high and low bid quotations for our common stock from the OTCQB for the periods indicated. The market quotations were obtained from the OTCQB, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions:

	High	Low
Fourth quarter (October 1, 2013 to December 31, 2013)	$1.25	$0.31

First quarter (January 1, 2014 to March 31, 2014)	$0.75	$0.30

Second quarter (April 1, 2014 to June 30, 2014)	$1.29	$0.35

Third quarter (July 1, 2014 to September 30, 2014)	$1.19	$0.76

Fourth quarter (September 30, 2014 to December 31, 2014)	$1.00	$0.61

First quarter (January 1, 2015 to March 31, 2015)	$0.96	$0.50

Second quarter (April 1, 2015 to June 30, 2015)	$.80	$0.49

Third quarter (July 1, 2015 to September 30, 2015)	$0.77	$0.37

Fourth quarter (October 1, 2015 – November 9, 2015)	$0.43	$0.35

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of our common stock. As a result of these rules, investors may find it difficult to sell their shares.

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to exercise their outstanding 2011 Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Exercise.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING 2011 WARRANTS

See the description of Amendments to Other Warrants described in “Description of the Offer to Exercise – Section 3: Eligible Warrants” above and the description of the agreements with the Depositary Agent and Information Agent described in “Description of the Offer to Exercise – Section 21: Fees and Expenses” below, for a description of transactions relating to the 2011 Warrants that have occurred during the past 60 days.

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Securities held by Lambda Investors LLC, including the Lambda Warrants, may be deemed to be beneficially owned by Wexford Capital LP, which is the managing member of Lambda Investors LLC. Arthur H. Amron, a director of Nephros, is a partner and general counsel of Wexford Capital. Paul A. Mieyal, a director of Nephros and the former Acting President, Acting Chief Executive Officer and Acting Chief Financial Officer until April 15, 2015, is a vice president of Wexford Capital. Lambda Investors LLC is eligible to participate in the Offer to Exercise on the same terms and conditions as the other holders of the 2011 Warrants. Lambda Investors LLC has verbally indicated to the Company that it intends to exercise all of the Lambda Warrants pursuant to the Offer to Exercise. Such indication is not the subject of any formal agreement or arrangement and Lambda Investors LLC is not required to act in accordance with such indication. See “Description of the Offer to Exercise – Section 17: Interests of Directors and Executive Officers in the Offer to Exercise.”

SECTION 15. INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Exercise or exercise your 2011 Warrant. Before making an investment decision, you should read the entire Offer to Exercise carefully, including the “Risk Factors” section above.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood. Because our ultrafilters capture contaminants as small as 0.005 microns in size, they minimize exposure to a wide variety of bacteria, viruses, fungi, parasites, and endotoxins.

Our ultrafilters use proprietary hollow fiber technology. We believe the hollow fiber design allows our ultrafilters to optimize the three elements critical to filter performance:

●	Filtration - as low as 0.005 microns
●	Flow rate - minimal disruption
●	Filter life - up to 12 months

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize a hemodiafiltration (HDF) device as an alternative method to hemodialysis (HD). We have extended our filtration technologies to address multiple markets where ultrapure filtration is of potential value.

Our Products

Presently, we have two core product lines: HDF Systems and Ultrafiltration Products

HDF Systems

The current standard of care in the U.S. for patients with chronic renal failure is HD, a process in which toxins are cleared via diffusion. Patients typically receive HD treatment at least 3 times weekly for 3-4 hours per treatment. HD is most effective in removing smaller, easily diffusible toxins. For patients with acute renal failure, the current standard of care in the U.S. is hemofiltration (“HF”), a process where toxins are cleared via convection. HF offers a much better removal of larger sized toxins when compared to HD. However, HF treatment is performed on a daily basis, and typically takes 12-24 hours.

Hemodiafiltration (“HDF”) is an alternative dialysis modality that combines the benefits of HD and HF into a single therapy by clearing toxins using both diffusion and convection. Though not widely used in the U.S., HDF is much more prevalent in Europe and is performed in approximately 16% of patients. Clinical experience and literature show the following clinical and patient benefits of HDF:

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●	Enhanced clearance of middle and large molecular weight toxins

●	Improved survival - up to a 35% reduction in mortality risk

●	Reduction in the occurrence of dialysis-related amyloidosis

●	Reduction in inflammation

●	Reduction in medication such as EPO and phosphate binders

●	Improved patient quality of life

●	Reduction in number of hospitalizations and overall length of stay

However, like HF, HDF can be resource intensive and can require a significant amount of time to deliver one course of treatment.

We have developed a modified approach to HDF that we believe is more patient-friendly, less resource-intensive, and can be used in conjunction with current HD machines. We refer to our approach as an online mid-dilution hemodiafiltration (mid-dilution HDF) system and it consists of our OLpūr H2H Hemodiafiltration Module (“H2H Module”), our OLpūr MD 220 Hemodiafilter (“HDF Filter”) and our H2H Substitution Filter (“Dialysate Filter”).

The H2H Module utilizes a standard HD machine to perform on-line hemodiafiltration therapy. The HD machine controls and monitors the basic treatment functions, as it would normally when providing HD therapy. The H2H Module is a free-standing, movable device that is placed next to either side of an HD machine. The H2H Module is connected to the clinic’s water supply, drain, and electricity.

The H2H Module utilizes the HDF Filter and is very similar to a typical hollow fiber dialyzer assembled with a single hollow fiber bundle made with a high-flux (or high-permeability) membrane. The fiber bundle is separated into two discrete, but serially connected blood paths. Dialysate flows in one direction that is counter-current to blood flow in Stage 1 and co-current to blood flow of Stage 2.

In addition to the HDF Filter, the H2H Module also utilizes a Dialysate Filter during patient treatment. The Dialysate Filter is a hollow fiber, ultrafilter device that consists of two sequential (redundant) ultrafiltration stages in a single housing. During on-line HDF with the H2H Module, fresh dialysate is redirected by the H2H Module’s hydraulic (substitution) pump and passed through this dual-stage ultrafilter before being infused as substitution fluid into the extracorporeal circuit. Providing ultrapure dialysate is crucial for the success of on-line HDF treatment.

Our HDF System is cleared by the FDA to market for use with an ultrafiltration controlled hemodialysis machine that provides ultrapure dialysate in accordance with current ANSI/AAMI/ISO standards, for the treatment of patients with chronic renal failure in the United States. Our on-line mid-dilution HDF system is the only on-line mid-dilution HDF system of its kind to be cleared by the FDA to date.

In May 2014, DaVita Healthcare Partners initiated an evaluation of our HDF System to treat patients at DaVita’s North Colorado Springs Clinic. In February 2015, we announced that, in the course of the evaluation, DaVita informed Nephros that they would require additional validation of the system. Nephros and DaVita agreed upon a protocol for the additional validation work which was completed in March 2015. We do not believe that DaVita will re-start the evalution of the system in the near term.

In March 2015, we announced that the Renal Research Institute, a research division of Fresenius Medical Care, was conducting an ongoing evaluation of our hemodiafiltration system in its clinic. As of November 2015, our HDF Systems had performed over 1,000 patient treatments. Over the last 16 months of commercial use, we have gathered direct feedback from users of our HDF System to help improve our system and our training methodology. By the end of 2015, we expect to have completed a software update that we believe will improve the system’s alignment with nurse work flow, and to have updated our user training.

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We are in discussions to evaluate our HDF system at other clinics throughout the U.S. with the intent of developing a better understanding of how our system best fits into the current clinical and economic ESRD treatment paradigm with the ultimate goals of improving the quality of life for the patient, reducing overall expenditure compared to other dialysis modalities, minimizing the impact on nurse work flow at the clinic, and demonstrating the pharmacoeconomic benefit of the HDF technology to the U.S. healthcare system, as has been done in Europe with other HDF systems.

Ultrafiltration Products

Our ultrafiltration products target a number of markets.

●	Hospitals and Other Healthcare Facilities: Filtration of water to be used for patient washing and drinking as an aid in infection control. The filters also produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures and washing of surgeons’ hands.

●	Dialysis Centers - Water/Bicarbonate: Filtration of water or bicarbonate concentrate used in hemodialysis devices.

●	Military and Outdoor Recreation: Highly compact, individual water purification devices used by soldiers and backpackers to produce drinking water in the field.

●	Commercial Facilities: Filtration of water for washing and drinking including use in ice machines and soda fountains.

Our Target Markets

Hospitals and Other Healthcare Facilities. According to the American Hospital Association approximately 5,700 hospitals, with approximately 915,000 beds, treated over 35 million patients in the U.S. in 2013. The United States Centers for Disease Control and Prevention estimates that healthcare associated infections, or HAIs, occurred in approximately 1 out of every 25 hospital patients. HAIs affect patients in a hospital or other healthcare facility, and are not present or incubating at the time of admission. They also include infections acquired by patients in the hospital or facility but appearing after discharge, and occupational infections among staff. Many HAIs are waterborne bacteria and viruses that can thrive in aging or complex plumbing systems often found in healthcare facilities. The Affordable Care Act, which was passed in March 2010, puts in place comprehensive health insurance reforms that aim to lower costs and enhance quality of care. With its implementation, healthcare providers have substantial incentives to deliver better care or be forced to absorb the expenses associated with repeat medical procedures or complications like HAIs. As a consequence, hospitals and other healthcare facilities are proactively implementing strategies to reduce the potential for HAIs. Our ultrafilters are designed to aid in infection control in the hospital and healthcare setting by treating facility water at the point of delivery, for example, from sinks and showers.

On June 30, 2014 we submitted to the FDA, for 510(k) clearance, the DSU-H and SSU-H Ultrafilters to filter EPA quality drinking water to remove microbiological contaminants and waterborne pathogens. On October 28, 2014, we announced that we received 510(k) clearance from the FDA to market our DSU-H and SSU-H Ultrafilters as medical devices for use in the hospital setting. The DSU-H and SSU-H Ultrafilters are intended to be used to filter EPA quality drinking water. The filters retain bacteria, viruses and endotoxin. By providing ultrapure water for patient washing and drinking, the filters aid in infection control. The filters also produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures and washing of a surgeon’s hands. The filters are not intended to provide water that can be used as a substitute for United States Pharmacopeia (“USP”) sterile water.

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In June 2015, the American Society of Heating, Refrigerating, and Air-Conditioning Engineers, Inc. (“ASHRAE”) approved Standard 188-2015, “Legionellosis: Risk Management for Building Water Systems”. We believe the approval of ASHRAE 188-2015 (“S188”) as a national standard will have a positive impact on point of delivery filtration market. The S188 applies to any human occupied building that is not a single family residence; requires the building to have a plan to control for waterborne infection; requires heat, chemical or both cleaning in the event of a suspected or confirmed presence of legionella; and recommends point-of-use filters in areas of high risk. We are enhancing our efforts to support our distributors by developing and delivering focused sales training to their sales forces on the use of our filters to support an overall program of infection risk prevention; and by, whenever possible, doing joint sales calls with our distributors on potential hospital customers to both serve as a product expert and to field train their sales representatives.

In October 2015, we submitted the S100 Point of Use filter to the FDA for 510(k) clearance. Subject to FDA clearance, these products will compete directly with other end-of-faucet filters for short term use following a positive test in a medical facility for a water borne pathogen, such as Legionella.

In the first part of 2016, we plan to launch new products to expand on our hospital product line. The DSU-H and the SSU-H are both in-line filters designed to be installed between the wall water outlet and the point of delivery fixture, be it sink faucet, shower head or ice machine. The new products are designed to be attached to the end of a faucet or shower line.

Dialysis Centers - Water/Bicarbonate. To perform hemodialysis, all dialysis clinics have dedicated water purification systems to produce water and bicarbonate concentrate. Water and bicarbonate concentrate are essential ingredients for making dialysate, the liquid that removes waste material from the blood. According to the American Journal of Kidney Diseases, there are approximately 6,300 dialysis clinics in the United States servicing approximately 430,000 patients annually. We estimate that there are over 100,000 hemodialysis machines in operation in the United States.

Medicare is the main payer for dialysis treatment in the U.S. To be eligible for Medicare reimbursement, dialysis centers must meet the minimum standards for water and bicarbonate concentrate quality set by the Association for the Advancement of Medical Instrumentation (“AAMI”), the American National Standards Institute (“ANSI”) and the International Standards Organization (“ISO”). We anticipate that the stricter standards approved by these organizations in 2009 will be adopted by Medicare in the near future.

Published studies have shown that the use of ultrapure dialysate can reduce the overall need for erythropoietin stimulating agents (“ESA”), expensive drugs used in conjunction with HD. By reducing the level of dialysate contaminants, specifically cytokine-inducing substances that can pass into a patient’s blood stream, the stimulation of inflammation-inducing cytokines is reduced, thus reducing systemic inflammation. When inflammation is low, inflammatory morbidities are reduced and a patient’s responsiveness to erythropoietin (“EPO”) is enhanced, consequently the overall need for ESAs is reduced.

We believe that our ultrafilters are attractive to dialysis centers because they exceed currently approved and newly proposed standards for water and bicarbonate concentrate purity, assist in achieving those standards and may help dialysis centers reduce costs associated with the amount of ESA required to treat a patient. Our in-line filters are easily installed into the fluid circuits supplying water and bicarbonate concentrate just prior to entering each dialysis machine.

During March 2014 we signed a non-exclusive distributor agreement with Mar Cor Purification, a wholly-owned subsidiary of Cantel Medical Corp., to distribute our dialysis ultrafilters to U.S. and Canadian dialysis clinics. In July 2014, we received notification from Health Canada Therapeutic Products Directorate Medical Devices Bureau that we were successfully issued a license for our Single Stage Ultrafilter (“SSU”).

In September 2015, we launched a new marketing campaign focused on further expanding our products into dialysis clinics, the Nephros Challenge. The Nephros Challenge is a money-back guarantee if a dialysis clinic does not see any measurable self-defined benefit from using Nephros Ultrafilters at the HD station to provide ultrapure water and bicarbonate. We will be working with our distributors to roll out the Nephros Challenge and to leverage recent data that was presented at the America Society of Nephrology in November 2015.

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Military and Outdoor Recreation. Water is a key requirement for the soldier to be fully mission-capable. The need for water supplies and immediate on-site water purification is critical to enhance the ability to operate in any environment. Currently, the military is heavily reliant on the use of bottled water to support its soldiers in the field. Bottled water is not always available, is very costly to move, resource intensive, and prone to constant supply disruptions. Soldiers conducting operations in isolated and rugged terrain must be able to use available local water sources when unable to resupply from bulk drinking water sources or bottled water. Therefore, the soldier needs the capability to purify water from indigenous water sources in the absence of available potable water. Soldiers must have the ability to remove microbiological contaminants in the water to Environmental Protection Agency (“EPA”) specified levels.

We developed our individual water treatment device (“IWTD”) in both in-line (HydraGuard in-line) and point-of-use (HydraGuard Universal) configurations. Our IWTD allows a soldier in the field to derive drinking water from any fresh water source. This enables the soldier to remain hydrated which will maintain mission effectiveness and unit readiness, and extend mission reach. Our IWTD is one of the few portable filters that has been validated by the military to meet the NSF Protocol P248 standard. It has also been approved by U.S. Army Public Health Command and U.S. Army Test and Evaluation Command for deployment.

On May 6, 2015, we entered into a Sublicense Agreement with CamelBak Products, LLC (“CamelBak”). Under this Sublicense Agreement, we granted CamelBak an exclusive, non-transferable, worldwide (with the exception of Italy) sublicense and license, in each case solely to market, sell, distribute, import and export the HydraGuard individual water treatment devices. In exchange for the rights granted to CamelBak, CamelBak agreed, through December 31, 2022, to pay us a percentage of the gross profit on any sales made to a branch of the U.S. military, subject to certain exceptions, and to pay us a fixed per-unit fee for any other sales made. CamelBak is also required to meet or exceed certain minimum annual fees payable to us, and if such fees are not met or exceeded, we may convert the exclusive sublicense to a non-exclusive sublicense with respect to non-U.S. military sales. Additionally, we have the right to terminate the sublicense with respect to a specific geographic area if CamelBak enters into an agreement or otherwise obtains or develops the rights to market or sell a product that competes with the HydraGuard individual water treatment devices in such geographic area. If we do not terminate the sublicense in such situation, and the sales of the competing product in such geographic area exceed the sales of the HydraGuard individual water treatment devices in the same area during any full calendar year, we may convert the exclusive sublicense to a non-exclusive sublicense solely with respect to such geographic area.

Commercial Facilities. In October 2013, we announced the voluntary recalls of our point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications. As a result, we recalled all production lots of our POU filters, and also requested that customers remove and discard certain labeling/promotional materials for the products. In addition, for the DSU in-line ultrafilter, we also requested that customers remove and discard certain labeling/promotional materials for the product. These voluntary recalls did not affect our dialysis products. In May 2015, we received a warning letter from the FDA resulting from an October 2014 inspection. In the letter, the FDA alleges deficiencies relating to our compliance with the quality system regulation and the medical device reporting regulation. The warning letter did not restrict our ability to manufacture, produce or ship any of our products, nor does it require the withdrawal of any product from the marketplace. In August 2015, we received a subsequent letter from the FDA noting that it has received our response correspondence detailing our completed corrective actions. The corrective actions included revisions to our standard operating procedures relating to purchasing and supplier controls, adverse event reporting, and complaint handling and monitoring.

We have launched our new NanoGuard-D and NanoGuard-S in-line ultrafilters for the filtration of water which is to be used for non-medical drinking and washing in non-transient non-community water systems, or commercial facilities. The NanoGuard-D and NanoGuard-S trap particulates greater than 5nm in size and the water permeability (the ease at which water can pass through a membrane at a given pressure) of the membrane is higher than membranes with a similar pore size. This provides improved flow performance relative to the physical size of the filter. We anticipate that the filters will be used as a component of a facility water treatment system and also for filtering water to be used in ice machines and soda fountains.

We have been working with customers to test prototype filters in commercial settings, such as data centers, and other high-flow-rate applications where particle reduction can provide an advantage. In the first part of 2016, we intend to launch new products into the commercial market. Specifically, we will launch a 10” and 20” filter cartridges that insert into standard filter housings, such as Pentek, Cuno, Shelco and Graver. We also intend to launch an additional form factor filter cartridge that targets restaurants, convenience stores and other hospitality markets. We will be working with existing distributors and their existing customers, and seeking new distributors to address customers not currently targeted by our existing distributors.

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Corporate Information

We were incorporated under the laws of the State of Delaware in April 1997. Our principal executive offices are located at 41 Grand Avenue, River Edge, New Jersey, 07661, and our telephone number is (201) 343-5202. We also have an office in Dublin, Ireland. For more information about Nephros, please visit our website at www.nephros.com.

Where You Can Find More Information

We make available free of charge on our website (http://www.nephros.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street N.E. Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at http://www.sec.gov.

SECTION 16. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and 2013 and the unaudited condensed consolidated interim financial statements for the quarterly period ended September 30, 2015 as Exhibit A and Exhibit B hereto, respectively.

Attached hereto as Exhibit C, the Company has included unaudited pro forma information reflecting the effect of the Offer to Exercise. In preparing the attached pro forma condensed financial data, the Company assumed that all holders of 2011 Warrants to purchase an aggregate of 5,008,689 shares of common stock elected to participate in the Offer to Exercise and that the Offer to Exercise was completed as of the end of the quarterly period ended September 30, 2015. The pro forma consolidated financial data is presented for informational and illustrative purposes only.

As of September 30, 2015, the Company’s cash was approximately $1,813 compared to approximately $1,047,000 at December 31, 2014. During the nine months ended September 30, 2015, the Company used approximately $2,575,000 of cash in operations compared to $1,664,000 for the nine month period ended September 30, 2014. The Company believes its cash resources as of September 30, 2015 are not sufficient to fund its planned future operations and working capital requirements over the next twelve months. Assuming that all of the 2011 Warrants are exercised in the Offer to Exercise, resulting in estimated net proceeds of approximately $947,000, the Company anticipates it would have sufficient capital to fund its future operation for at least the next twelve months.

The following table sets forth information regarding the Company’s ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of loss from operations plus fixed charges, and (ii) fixed charges consist of interest expense, which includes interest expense on vendor payables and interest expense and amortization of debt discount relating to certain senior secured notes.

	Year ended December 31,		Nine months ended September 30,
	2014	2013	2015	2014
Ratio of Earnings to Fixed Charges	(A)	(A)	(B)	(B)

(A) Due to the Company’s loss for the fiscal years ended December 31, 2014 and 2013, the ratio coverage was less than 1:1 for such period. The Company would have had to generate additional earnings of $2.7 million and $3.3 million for the fiscal years ended December 31, 2014 and 2013, respectively, to have achieved a coverage ratio of 1:1.

(B) Due to the Company’s loss for the nine months ended September 30, 2015 and 2014, the ratio coverage was less than 1:1 for such period. The Company would have had to generate additional earnings of $2.5 million and $1.9 million for the nine months ended September 30, 2015 and 2014, respectively, to have achieved a coverage ratio of 1:1.

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SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO EXERCISE

The current officers and directors of the Company are:

Name	Position Held with our Company
Daron Evans	President, Chief Executive Officer, Acting Chief Financial Officer, Director and Chairman of the Board
Arthur Amron	Director
Lawrence Cantella	Director
Paul A. Mieyal	Director
Malcom Persen	Director
Moshe Pinto	Director
Matthew Rosenberg	Director

As of September 30, 2015, there were outstanding 2011 Warrants to purchase an aggregate of 5,008,689 shares of common stock.

Lambda Investors LLC holds 2011 Warrants to purchase 2,782,577 shares of common stock, which is equal to approximately 55.6% of the currently outstanding 2011 Warrants.

The Lambda Warrants may be deemed beneficially owned by Wexford Capital LP, which is the managing member of Lambda Investors LLC, Wexford GP LLC, which is the General Partner of Wexford Capital LP, by Charles E. Davidson in his capacity as Chairman and managing member of Wexford Capital LP and by Joseph M. Jacobs in his capacity as President and managing member of Wexford Capital LP. The address of each of Lambda Investors LLC, Wexford Capital LP, Mr. Davidson and Mr. Jacobs is c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, CT 06830. Each of Wexford Capital LP, Wexford GP LLC, Mr. Davidson and Mr. Jacobs disclaims beneficial ownership of the shares of Common Stock owned by Lambda Investors except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in each member of Lambda Investors LLC. In addition, Arthur H. Amron, one of our directors, is a Partner and General Counsel of Wexford Capital LP and Paul A. Mieyal, one of our directors and former Acting President, Acting Chief Executive Officer, and Acting Chief Financial Officer until April 15, 2015, is a Vice President of Wexford Capital LP. Lambda Investors LLC is eligible to participate in the Offer to Exercise on the same terms and conditions as the other holders of the 2011 Warrants. Lambda Investors LLC has verbally indicated to the Company that it intends to exercise all of the Lambda Warrants pursuant to the Offer to Exercise. Such indication is not the subject of any formal agreement or arrangement and Lambda Investors LLC is not required to act in accordance with such indication.

Except as set forth above, none of the Company’s other directors, executive officers or control persons hold 2011 Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Exercise and the issuance of the shares of common stock upon the exercise of the 2011 Warrants. Our obligations under the Offer to Exercise are subject to the conditions described in “Description of the Offer to Exercise – Section 6: Conditions of the Offer to Exercise” above.

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SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences that we believe will be applicable to 2011 Warrant holders who participate in the Offer to Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those 2011 Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their 2011 Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that 2011 Warrant holders hold the 2011 Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax Treatment of 2011 Warrant Holders Participating in the Offer to Exercise

Although not free from doubt, the Company intends to take the position that the amendment of your 2011 Warrants, via the amendment to the 2011 Warrant Agreement, followed by an exercise of such warrants are treated as separate events for U.S. tax purposes and that the exchange of 2011 Warrants for 2011 Warrants, as amended, will therefore constitute a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the 2011 Warrants, as amended. Under this treatment, (i) the exchange of 2011 Warrants for 2011 Warrants, as amended, by a 2011 Warrant holder would not require income recognition under Code Section 356, (ii) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of the 2011 Warrants, as amended, would be equal to the U.S. holder’s tax basis in the 2011 Warrants plus the amount of any cash paid to exercise the 2011 Warrants, as amended, and (iii) the holding period of the common stock would begin on the day after the exercise of the 2011 Warrants, as amended.

The foregoing tax discussion is based on current tax law, regulations and interpretive rulings as they exist at this time. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of 2011 Warrants

After you exercise the 2011 Warrant, as amended, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 15% rate (or 20% for taxpayers in the top ordinary income bracket) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

46

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

SECTION 20. ACCOUNTING TREATMENT

If the 2011 Warrants are exercised pursuant to the Offer to Exercise, the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $947,000 and there will be a corresponding increase to shareholders’ equity for the same amount.

In addition, the Company determined that the Offer to Exercise must be accounted for using modification accounting pursuant to the guidance under Accounting Standards Codification 718 (“ASC 718”). Under this guidance, a short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, only to the extent that the inducement is accepted by the equity holders. Modification accounting requires the incremental fair value of the instrument arising from the modification to be recognized as an expense on the income statement, or a charge directly to equity, depending on the nature of the offer. The Company determined that it would be appropriate to record the incremental fair value from the Offer to Exercise as a charge directly to accumulated deficit.

47

SECTION 21. FEES AND EXPENSES

The Company has retained Continental Stock Transfer & Trust Company (the “Depositary Agent”) to act as depositary agent and Morrow & Co., LLC (the “Information Agent”) to act as information agent for the Offer to Exercise. The Depositary Agent and the Information Agent will receive reasonable and customary compensation for their services, plus reimbursement for expenses, and will be indemnified by the Company against certain claims and expenses that arise out of the performance of their services.

The Company may also use the services of its officers and employees to solicit holders of the 2011 Warrants to participate in the Offer to Exercise without additional compensation.

SECTION 22. TRANSFERS

The 2011 Warrant Agreement provides that a holder may transfer the 2011 Warrants to a third party upon surrender of such Warrant to the Warrant Agent together with appropriate signatures and instructions for transfer. Any holder of a 2011 Warrant who desires to effect a transfer should present the 2011 Warrant to the Warrant Agent in the manner set forth in the 2011 Warrant Agreement.

SECTION 23. ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the 2011 Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the 2011 Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 24. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise 2011 Warrant, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address.

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attention: Reorganization Department

917-262-2378

Please direct requests for additional copies of this Offer to Exercise, Election to Participate and Exercise 2011 Warrant, and Notice of Withdrawal or other materials, in writing, to the Information Agent: Morrow & Co., LLC, 470 West Avenue – 3rd Floor, Stamford, CT 06902, telephone number 800-662-5200 or via email to nephros.info@morrowco.com.

Sincerely,
/s/ Daron Evans
President and Chief Executive Officer
Nephros, Inc.
41 Grand Avenue
River Edge, New Jersey 07661

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Exhibit A

NEPHROS, INC. AND SUBSIDIARY

A-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nephros, Inc.

We have audited the accompanying consolidated balance sheet of Nephros, Inc. and Subsidiary (collectively, the “Company”), as of December 31, 2014, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nephros, Inc. and Subsidiary as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred negative cash flow from operations and recurring net losses since inception. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited the adjustments described in Note 2 that were applied to restate the consolidated financial statements as of and for the year ended December 31, 2013, and the adjustments described in Note 2 that were applied to restate selected amounts as of January 1, 2009, and as of and for each of the years ended December 31, 2009 to 2012 as indicated in Note 2 (collectively, the “Restatement Adjustments”), to correct an error. In our opinion, the Restatement Adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the consolidated financial statements as of January 1, 2009, or the consolidated financial statements as of and for each of the years ended December 31, 2009 to 2013, of the Company other than with respect to the Restatement Adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2009 through 2013 consolidated financial statements, taken as a whole. Those consolidated financial statements were audited by other auditors, Rothstein Kass.

/s/ WithumSmith+Brown, PC
Morristown, New Jersey
April 15, 2015

A-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nephros, Inc.

We have audited, before the effects of the adjustments for the correction of the error described in Note 2, the accompanying consolidated balance sheet of Nephros, Inc. and Subsidiary (collectively, “the Company”) as of December 31, 2013, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year ended December 31, 2013 (the 2013 financial statements before the effects of the adjustments discussed in Note 2 are not presented herein). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, except for the error in Note 2, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nephros, Inc. and Subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred negative cash flow from operations and net losses since inception. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of an error described in Note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by WithumSmith+Brown, PC.

/s/ Rothstein Kass
Roseland, New Jersey
March 27, 2014

A-3

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

	December 31, 2014	December 31, 2013 (restated)
ASSETS
Current assets:
Cash	$1,284	$579
Accounts receivable, net	110	122
Inventory, net	186	162
Prepaid expenses and other current assets	104	125
Total current assets	1,684	988
Property and equipment, net	1	7
Other assets, net of accumulated amortization	1,684	1,894
Total assets	$3,369	$2,889
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Senior secured note payable, net of debt discount of $142 at December 31, 2013	$-	$1,358
Accounts payable	835	1,073
Accrued expenses	342	365
Deferred revenue, current portion	70	703
Total current liabilities	1,247	3,499
Warrant liability	7,386	3,109
Long-term portion of deferred revenue	417	-
Total liabilities	9,050	6,608
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2014 and 2013; no shares issued and outstanding at December 31, 2014 and 2013.	-	-
Common stock, $.001 par value; 90,000,000 shares authorized at December 31, 2014 and 2013; 30,391,513 and 18,082,043 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively.	30	18
Additional paid-in capital	108,382	102,983
Accumulated other comprehensive income	72	74
Accumulated deficit	(114,165)	(106,794)
Total stockholders’ deficit	(5,681)	(3,719)
Total liabilities and stockholders’ deficit	$3,369	$2,889

The accompanying notes are an integral part of these consolidated financial statements.

A-4

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, Except Share and Per Share Amounts)

	Years Ended December 31,
	2014	2013 (restated)
Net revenue:
Product revenues	$914	$1,029
Licensing revenues	834	711
Total net revenues	1,748	1,740
Cost of goods sold	549	898
Gross margin	1,199	842
Operating expenses:
Research and development	781	867
Depreciation and amortization	217	223
Selling, general and administrative	2,870	3,069
Total operating expenses	3,868	4,159
Loss from operations	(2,669)	(3,317)
Change in fair value of warrant liability	(4,277)	5,020
Interest expense	(483)	(351)
Gain on sale of equipment	-	3
Other income (expense), net	58	(33)
Net income (loss)	(7,371)	1,322
Other comprehensive loss, foreign currency translation adjustments	(2)	(2)
Total comprehensive income (loss)	$(7,373)	$1,320
Net income (loss) per common share, basic	$(0.31)	$0.08
Weighted average common shares outstanding, basic	23,817,184	15,624,999
Net loss per common share, diluted	$(0.31)	(0.18)
Weighted average common shares outstanding, diluted	23,817,184	20,760,410

The accompanying notes are an integral part of these consolidated financial statements.

A-5

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In Thousands, Except Share Amounts)

				Accumulated
			Additional	Other		Equity
	Common Stock		Paid-in	Comprehensive	Accumulated	(Deficit)
	Shares	Amount	Capital	Income	Deficit	Total
Balance, December 31, 2012 (restated)	11,949,824	$12	$99,304	$76	$(108,116)	$(8,724)
Net income, as restated					1,322	1,322
Net unrealized losses on foreign currency translation, net of tax				(2)		(2)
Shareholder rights offering, net	5,000,000	5	2,766			2,771
Issuance of restricted stock	340,220					-
Exercise of warrants	791,999	1	247			248
Noncash stock-based compensation			652			652
Warrant modification			14			14
Balance, December 31, 2013 (restated)	18,082,043	$18	$102,983	$74	$(106,794)	$(3,719)
Net loss					(7,371)	(7,371)
Net unrealized losses on foreign currency translation, net of tax				(2)		(2)
Shareholder rights offerings, net	12,140,823	12	4,854			4,866
Issuance of restricted stock	132,077					-
Exercise of warrants	36,570		15			15
Noncash stock-based compensation			530			530
Balance, December 31, 2014	30,391,513	$30	$108,382	$72	$(114,165)	$(5,681)

The accompanying notes are an integral part of these consolidated financial statements.

A-6

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended December 31,
	2014	2013 (restated)

Operating activities
Net income (loss)	$(7,371)	$1,322
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	6	9
Amortization of other assets	210	214
Non-cash stock-based compensation, including stock options and restricted stock	429	575
Change in fair value of warrant liability	4,277	(5,020)
Warrant inducement	-	14
Inventory reserve	59	210
Amortization of debt discount	320	257
Gain on disposal of property and equipment	-	(3)
(Gain)/loss on foreign currency transactions	(48)	26
(Increase) decrease in operating assets:
Accounts receivable	12	820
Inventory	(82)	(60)
Prepaid expenses and other current assets	21	(16)
Increase (decrease) in operating liabilities:
Accounts payable	(190)	(23)
Accrued expenses	78	121
License and supply agreement fee payable	-	(1,318)
Deferred revenue	(216)	(711)
Net cash used in operating activities	(2,495)	(3,583)
Investing activities
Proceeds from sales of property and equipment	-	3
Net cash provided by investing activities	-	3
Financing activities
Proceeds from issuance of common stock, net of equity issuance costs of $276 and $229, respectively	4,866	2,771
Proceeds from issuance of senior secured notes	1,572	2,800
Payment of financing costs	-	(399)
Proceeds from exercise of warrants	15	248
Payment of senior secured notes	(3,250)	(1,300)
Net cash provided by financing activities	3,203	4,120
Effect of exchange rates on cash	(3)	(8)
Net increase in cash	705	532
Cash, beginning of year	579	47
Cash, end of year	$1,284	$579
Supplemental disclosure of cash flow information
Cash paid for interest	$188	$54
Cash paid for taxes	$6	$2
Restricted stock issued to settle liability	$101	$77

The accompanying notes are an integral part of these consolidated financial statements.

A-7

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Operations

Nephros, Inc. (“Nephros” or the “Company”) was incorporated under the laws of the State of Delaware on April 3, 1997. Nephros was founded by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease (“ESRD”) therapy technology and products. The Company has two products in the hemodiafiltration, or HDF, modality to deliver therapy for ESRD patients. These are the OLpūr mid-dilution HDF filter or “dialyzer,” designed expressly for HDF therapy, and the OLpūr H2H HDF module, an add-on module designed to allow the most common types of hemodialysis machines to be used for HDF therapy. In 2009, the Company introduced its Dual Stage Ultrafilter (“DSU”) water filter, which represented a new and complementary product line to the Company’s ESRD therapy business. The DSU incorporates the Company’s unique and proprietary dual stage filter architecture.

On June 4, 2003, Nephros International Limited was incorporated under the laws of Ireland as a wholly-owned subsidiary of the Company. In August 2003, the Company established a European Customer Service and financial operations center in Dublin, Ireland.

The U.S. facilities, located at 41 Grand Avenue, River Edge, New Jersey, 07661, are used to house the Company’s corporate headquarters and research facilities.

Note 2 - Restatement of Previously Issued Financial Statements

In preparation of the Annual Report, the Company concluded it should correct its accounting related to the Company’s outstanding warrants that were originally issued in 2007 (the “2007 Warrants”). The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of these warrants, concluded that the 2007 Warrants should be accounted for as a derivative liability. The Company’s 2007 Warrants are not indexed to the Company’s common stock because the transactions that would trigger the Anti-Dilution Adjustment Provision are not inputs to the fair value of the warrants. As a result, we should have classified the 2007 Warrants as derivative liabilities as of January 1, 2009, the date which ASC Section 815-40-15 was effective. Under this accounting treatment, we are required to measure the fair value of the 2007 Warrants at the end of each reporting period beginning in the year ended December 31, 2009, with a cumulative effect presented as of January 1, 2009, and recognize changes in the fair value for all periods beginning with January 1, 2009 in our operating results for the current period.

The following table summarizes the effect of the restatement to the Company’s financial statements for (i) its audited consolidated financial statements as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, including the cumulative effect as of January 1, 2009, and (ii) its unaudited condensed consolidated interim financial statements as of, and for each of the quarterly periods ended, March 31, June 30, and September 30, in the years 2014 and 2013:

	(Amounts in 000s, except share and per share data)
	As
	Previously		As
	Reported	Adjustments	Restated
Balance sheet as of September 30, 2014 (unaudited)
Warrant Liability	$-	$7,116	$7,116
Additional Paid-in Capital	102,864	2,458	105,322
Accumulated Deficit	(103,348)	(9,573)	(112,921)
Three months ended September 30, 2014 (unaudited)
Change in fair value of warrant liability	-	3,428	3,428
Net income (loss)	(706)	3,428	2,723
Net income (loss) per share, basic	(0.03)	0.14	0.11
Net income (loss) per share, diluted	(0.03)	0.01	(0.02)
Weighted average common shares outstanding, diluted	25,238,412	8,252,777	33,491,189
Comprehensive income (loss)	(705)	3,429	2,724

A-8

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of Previously Issued Financial Statements (continued)

	(Amounts in 000s, except share and per share data)
	As
	Previously		As
	Reported	Adjustments	Restated
Nine months ended September 30, 2014 (unaudited)
Change in fair value of warrant liability	-	(4,007)	(4,007)
Net loss	(2,120)	(4,007)	(6,127)
Net income (loss) per share, basic and diluted	(0.09)	(0.18)	(0.27)
Comprehensive loss	(2,121)	(4,007)	(6,128)
Balance sheet as of June 30, 2014 (unaudited)
Warrant Liability	-	10,544	10,544
Additional Paid-in Capital	102,761	2,458	105,219
Accumulated Deficit	(102,642)	(13,002)	(115,644)
Three months ended June 30, 2014 (unaudited)
Change in fair value of warrant liability	-	(4,685)	(4,685)
Net loss	(654)	(4,685)	(5,339)
Net loss per share, basic and diluted	(0.03)	(0.18)	(0.21)
Comprehensive loss	(655)	(4,685)	(5,340)
Six months ended June 30, 2014 (unaudited)
Change in fair value of warrant liability	-	(7,436)	(7,436)
Net loss	(1,414)	(7,436)	(8,850)
Net loss per share, basic and diluted	(0.06)	(0.34)	(0.40)
Comprehensive loss	(1,416)	(7,436)	(8,852)
Balance sheet as of March 31, 2014 (unaudited)
Warrant Liability	-	5,859	5,859
Additional Paid-in Capital	102,656	2,458	105,114
Accumulated Deficit	(101,988)	(8,317)	(110,305)
Three months ended March 31, 2014 (unaudited)
Change in fair value of warrant liability	-	(2,751)	(2,751)
Net loss	(760)	(2,751)	(3,511)
Net loss per share, basic and diluted	(0.04)	(0.15)	(0.19)
Comprehensive loss	(761)	(2,751)	(3,512)
Balance sheet as of December 31, 2013 (audited)
Warrant Liability	-	3,109	3,109
Additional Paid-in Capital	100,526	2,457	102,983
Accumulated Deficit	(101,228)	(5,566)	(106,794)

A-9

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of Previously Issued Financial Statements (continued)

	(Amounts in 000s, except share and per share data)
	As
	Previously		As
	Reported	Adjustments	Restated
Year ended December 31, 2013 (audited)
Change in fair value of warrant liability	-	5,020	5,020
Net income (loss)	(3,698)	5,020	1,322
Net income (loss) per share, basic	(0.24)	0.32	0.08
Net income (loss) per share, diluted	(0.24)	0.06	(0.18)
Weighted average common shares outstanding, diluted	15,624,999	5,135,411	20,760,410
Comprehensive income (loss)	(3,700)	5,020	1,320
Balance sheet as of September 30, 2013 (unaudited)
Warrant Liability	-	7,776	7,776
Additional Paid-in Capital	100,391	2,457	102,848
Accumulated Deficit	(100,053)	(10,234)	(110,287)
Three months ended September 30, 2013 (unaudited)
Change in fair value of warrant liability	-	(1,797)	(1,797)
Net loss	(611)	(1,797)	(2,408)
Net loss per share, basic and diluted	(0.03)	(0.11)	(0.14)
Comprehensive loss	(611)	(1,797)	(2,408)
Nine months ended September 30, 2013 (unaudited)
Change in fair value of warrant liability	-	352	352
Net income (loss)	(2,523)	352	(2,171)
Net income (loss) per share, basic and diluted	(0.17)	0.02	(0.15)
Comprehensive loss	(2,525)	352	(2,173)
Balance sheet as of June 30, 2013 (unaudited)
Warrant Liability	-	5,980	5,980
Additional Paid-in Capital	100,191	2,457	102,648
Accumulated Deficit	(99,442)	(8,437)	(107,879)
Three months ended June 30, 2013 (unaudited)
Change in fair value of warrant liability	-	(608)	(608)
Net loss	(671)	(608)	(1,279)
Net loss per share, basic and diluted	(0.05)	(0.05)	(0.10)
Comprehensive loss	(673)	(608)	(1,281)
Six months ended June 30, 2013 (unaudited)
Change in fair value of warrant liability	-	2,149	2,149
Net income (loss)	(1,912)	2,149	237
Net income (loss) per share, basic	(0.14)	0.16	0.02
Net income (loss) per share, diluted	(0.14)	0.04	(0.10)
Weighted average common shares outstanding, diluted	14,556,050	5,150,160	19,706,210
Comprehensive income (loss)	(1,914)	2,149	235

A-10

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of Previously Issued Financial Statements (continued)

	(Amounts in 000s, except share and per share data)
	As
	Previously		As
	Reported	Adjustments	Restated
Balance sheet as of March 31, 2013 (unaudited)
Warrant Liability	-	5,372	5,372
Additional Paid-in Capital	96,988	2,457	99,445
Accumulated Deficit	(98,772)	(7,830)	(106,602)
Three months ended March 31, 2013 (unaudited)
Change in fair value of warrant liability	-	2,756	2,756
Net income (loss)	(1,242)	2,756	1,514
Net income (loss) per share, basic	(0.10)	0.23	0.13
Net income (loss) per share, diluted	(0.10)	0.03	(0.07)
Weighted average common shares outstanding, diluted	12,009,285	5,624,075	17,633,360
Comprehensive income (loss)	(1,242)	2,756	1,514
Balance sheet as of December 31, 2012 (audited)
Warrant Liability	-	8,129	8,129
Additional Paid-in Capital	96,847	2,457	99,304
Accumulated Deficit	(97,530)	(10,586)	(108,116)
Year ended December 31, 2012 (audited)
Change in fair value of warrant liability	-	(3,361)	(3,361)
Net loss	(3,262)	(3,361)	(6,623)
Net loss per share, basic and diluted	(0.29)	(0.30)	(0.59)
Comprehensive loss	(3,262)	(3,361)	(6,596)
Balance sheet as of December 31, 2011 (audited)
Warrant Liability	-	5,096	5,096
Additional Paid-in Capital	95,630	2,129	97,759
Accumulated Deficit	(94,268)	(7,225)	(101,493)
Year ended December 31, 2011 (audited)
Change in fair value of warrant liability	-	(4,638)	(4,638)
Net loss	(2,360)	(4,638)	(6,998)
Net loss per share, basic and diluted	(0.27)	(0.54)	(0.81)
Comprehensive loss	(2,333)	(4,638)	(6,971)
Balance sheet as of December 31, 2010 (audited)
Warrant Liability	-	458	458
Additional Paid-in Capital	91,979	2,129	94,108
Accumulated Deficit	(91,908)	(2,587)	(94,495)

A-11

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of Previously Issued Financial Statements (continued)

	(Amounts in 000s, except share and per share data)
	As
	Previously		As
	Reported	Adjustments	Restated
Year ended December 31, 2010 (audited)
Change in fair value of warrant liability	-	5,813	5,813
Net income (loss)	(1,933)	5,813	3,880
Net income (loss) per share, basic and diluted	(0.93)	2.79	1.86
Balance sheet as of December 31, 2009 (audited)
Warrant Liability	-	6,272	6,272
Additional Paid-in Capital	91,815	2,129	93,944
Accumulated Deficit	(89,975)	(8,400)	(98,375)
Year ended December 31, 2009 (audited)
Change in fair value of warrant liability	-	(10,056)	(10,056)
Net loss	(2,026)	(10,056)	(12,082)
Net loss per share, basic and diluted	(1.06)	(5.26)	(6.32)
Balance sheet as of January 1, 2009 (audited)
Warrant Liability	-	2,107	2,107
Additional Paid-in Capital	90,375	(3,763)	86,612
Accumulated Deficit	(87,949)	1,656	(86,293)

Historically, the Company had generated net losses thus its basic and diluted earnings per share calculations were based upon the same weighted average shares due to the anti-dilution effect. Certain periods above were restated to reflect net income. As such, the diluted earnings per share calculation for those periods are calculated based upon the treasury stock method as follows:

	(restated)	(restated)	(restated)
	For the three	For the year	For the six months
(amounts in 000s, except share and per share data)	months ended September 30, 2014	ended December 31, 2013	ended June 30, 2013

Loss per share – Basic:
Numerator for basic income (loss) per share	$2,723	$1,322	$237
Denominator for basic income (loss) per share	25,238,412	15,624,999	14,556,050
Basic income (loss) per common share	$0.11	$0.08	$0.02

Loss per share – Diluted:
Numerator for diluted income (loss) per share	$2,723	$1,322	237
Adjust: Fair value of dilutive warrants outstanding	(3,429)	(5,020)	(2,149)
Numerator for diluted income (loss) per share	$(706)	(3,698)	(1,912)
Denominator for basic income (loss) per share	25,238,412	15,624,999	14,556,050
Plus: Incremental shares underlying warrants outstanding	8,252,777	5,135,411	5,150,160
Denominator for diluted income (loss) per share	33,491,189	20,760,410	19,706,210
Diluted income (loss) per common share	$(0.02)	$(0.18)	$(0.10)

A-12

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of Previously Issued Financial Statements (continued)

	(restated)	(restated)
	For the three months	For the year
	ended March 31,	ended December 31,
(amounts in 000s, except share and per share data)	2013	2010
Loss per share – Basic:
Numerator for basic income (loss) per share	$1,514	$3,880
Denominator for basic income (loss) per share	12,009,285	2,087,068
Basic income (loss) per common share	$0.13	$1.86

Loss per share – Diluted:
Numerator for diluted income (loss) per share	$1,514	$3,880
Adjust: Fair value of dilutive warrants outstanding	(2,756)	-
Numerator for diluted income (loss) per share	$(1,242)	$3,880
Denominator for basic income (loss) per share	12,009,285	2,087,068
Plus: Incremental shares underlying warrants outstanding	5,624,075	-
Denominator for diluted income (loss) per share	17,633,360	2,087,068
Diluted income (loss) per common share	$(0.07)	$ 1.86(1)

(1)The impact of assumed exercise of warrants is not included because all of the warrants outstanding were “out of the money” during this period.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Nephros International Limited. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amount of revenues and expenses, during the reporting period. Actual results could differ materially from those estimates. Included in these estimates are assumptions about the valuation of the warrant liability, the collection of accounts receivable, value of inventories, useful life of fixed assets and intangible assets, and assumptions used in determining stock compensation such as expected volatility and risk-free interest rate. Certain prior year amounts have been reclassified to conform to the current year presentation.

Going Concern and Management’s Response

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s recurring losses and difficulty in generating sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has incurred significant losses from operations in each quarter since inception. In addition, the Company has not generated positive cash flow from operations for the years ended December 31, 2014 and 2013. To become profitable, the Company must increase revenue substantially and achieve and maintain positive gross and operating margins. If the Company is not able to increase revenue and gross and operating margins sufficiently to achieve profitability, its results of operations and financial condition will be materially and adversely affected.

A-13

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (continued)

On December 18, 2014, the Company completed a rights offering which resulted in gross proceeds of $3.0 million. See Note 12, Stockholders’ Deficit, for a more detailed discussion of the rights offering. The Company repaid the August 29, 2014 senior secured note issued to Lambda Investors LLC (“Lambda”) in the principal amount of $1.75 million with a portion of the proceeds from the rights offering. For a more detailed discussion of the terms of the August 2014 senior secured note, see Note 8, Senior Secured Notes.

There can be no assurance that the Company’s future cash flow will be sufficient to meet its obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its commitments, the Company will be required to adopt alternatives, such as seeking to raise debt or equity capital, curtailing its planned activities or ceasing its operations. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable the Company to continue to satisfy its capital requirements.

Concentration of Credit Risk

The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. To date, the Company has not experienced any impairment losses on its cash.

Major Customers

For the years ended December 31, 2014 and 2013, three customers accounted for 78% and 86%, respectively, of the Company’s revenues. As of December 31, 2014 three customers accounted for 83% of the Company’s accounts receivable. As of December 31, 2013, two customers accounted for 97% of the Company’s accounts receivable.

Accounts Receivable

The Company provides credit terms to customers in connection with purchases of the Company’s products. Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential collection issues and returns. Factors considered include economic conditions, each customer’s payment and return history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management’s best estimate of potential losses. There was an allowance for doubtful accounts of approximately $1,000 at December 31, 2014. There was no allowance for doubtful accounts at December 31, 2013. There was no allowance for sales returns at December 31, 2014 or 2013. There were no write offs of accounts receivable to bad debt expense during 2014 or 2013.

Inventory

The Company engages third parties to manufacture and package inventory held for sale, takes title to certain inventory once manufactured, and warehouses such goods until packaged for final distribution and sale. Inventory consists of finished goods held at the manufacturers’ facilities, and are valued at the lower of cost or market using the first-in, first-out method.

The Company’s inventory reserve requirements are based on factors including the products’ expiration date and estimates for the future sales of the product. If estimated sales levels do not materialize, the Company will make adjustments to its assumptions for inventory reserve requirements.

In March 2014, the Company requested the closeout of its October 2013 voluntary product recall. The Company destroyed the respective product in April 2014.

A-14

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (continued)

Patents

The Company has filed numerous patent applications with the United States Patent and Trademark Office and in foreign countries. All costs and direct expenses incurred in connection with patent applications have been expensed as incurred and are included in Selling, General and Administrative expenses on the accompanying consolidated statement of operations and comprehensive loss.

Property and Equipment, net

Property and equipment, net is stated at cost less accumulated depreciation. These assets are depreciated over their estimated useful lives of three to seven years using the straight line method.

Impairment for Long-Lived Assets

The Company adheres to Accounting Standards Codification (“ASC”) Topic 360 and periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived assets, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable market value. There were no impairment losses for long-lived assets recorded for the years ended December 31, 2014 and December 31, 2013.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments. See Note 4 for information on the fair value of derivative liabilities.

Revenue Recognition

Revenue is recognized in accordance with ASC Topic 605. Four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes revenue related to product sales when delivery is confirmed by its external logistics provider and the other criteria of ASC Topic 605 are met. Product revenue is recorded net of returns and allowances. All costs and duties relating to delivery are absorbed by Nephros. All shipments are currently received directly by the Company’s customers.

Deferred revenue was approximately $487,000 and $703,000 on the accompanying consolidated balance sheets as of December 31, 2014 and 2013, respectively, and is related to the License Agreement with Bellco. The Company has recognized approximately $2,589,000 of revenue related to this license agreement to date, including approximately $834,000 for the year ended December 31, 2014, resulting in $487,000 being deferred over the remainder of the expected obligation period (see Note 14). The Company recognized approximately $711,000 of revenue related to this license agreement for the year ended December 31, 2013.

Shipping and Handling Costs

Shipping and handling costs charged to customers are recorded as cost of goods sold and were approximately $4,000 and $5,000 for the years ended December 31, 2014 and 2013, respectively.

A-15

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (continued)

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718 by recognizing the fair value of stock-based compensation in the consolidated statement of operations and comprehensive loss. The fair value of the Company’s stock option awards are estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of stock-based awards is amortized over the vesting period of the award.

Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants that allow for cash settlement or provide for anti-dilution of the warrant exercise price under certain conditions are accounted for as derivative liabilities. The Company classifies derivative warrant liabilities on the balance sheet as a liability, which is revalued using a binomial options pricing model at each balance sheet date subsequent to the initial issuance. A binomial options pricing model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. The changes in fair value of the derivative warrant liabilities are remeasured at each balance sheet date and the resulting changes in fair value are recorded in current period earnings.

Amortization of Debt Issuance Costs

The Company accounts for debt issuance costs in accordance with ASC 835, which allows that costs paid directly to the issuer of the notes be reported in the balance sheet as a debt discount and amortized over the term of the associated debt. Debt issuance costs associated with the senior secured note issued to Lambda on August 29, 2014 were $178,000. All of these costs, in addition to the remaining unamortized debt issuance costs related to the senior secured note issued to Lambda on November 12, 2013 of $142,000, were amortized as of December 31, 2014 and are included in interest expense on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2014.

Total debt issuance costs recorded during the year ended December 31, 2013 were approximately $399,000. Approximately $195,000 and $204,000, respectively, were associated with the senior secured notes issued to Lambda on February 4, 2013 and November 12, 2013. Of the total debt issuance costs amortized as of December 31, 2013, approximately $53,000 and $204,000, respectively, were related to the senior secured notes issued to Lambda on February 4, 2013 and November 12, 2013 and are included in interest expense on the consolidated statements of operations and comprehensive loss.

Other Income (Expense), net

Other income of approximately $58,000 for the year ended December 31, 2014 is due to foreign currency transaction gains.

Other expense, net, of approximately $33,000 for the year ended December 31, 2013 is primarily due to other expenses of approximately $36,000 related to foreign currency transaction losses and approximately $14,000 related to the May 2013 rights offering warrant modification. These expenses were partially offset by other income of approximately $17,000, which consisted primarily of a refund of $15,000 received as a result of the Steris agreement termination.

A-16

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, which requires accounting for deferred income taxes under the asset and liability method. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2014 and 2013.

ASC Topic 740 prescribes, among other things, a recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return. ASC 740 utilizes a two-step approach for evaluating uncertain tax positions. Step one, or recognition, requires a company to determine if the weight of available evidence indicates a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, or measurement, is based on the largest amount of benefit, which is more likely than not to be realized on settlement with the taxing authority. The Company is subject to income tax examinations by major taxing authorities for all tax years subsequent to 2011. During the years ended December 31, 2014 and 2013, the Company recognized no adjustments for uncertain tax positions. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulation and interpretations, thereof.

Net Income (loss) per Common Share

Basic income (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the number of weighted average common shares issued and outstanding. Diluted earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares issued and outstanding for the period, plus amounts representing the dilutive effect from the exercise of stock options and warrants, as applicable. The Company calculates dilutive potential common shares using the treasury stock method, which assumes the Company will use the proceeds from the exercise of stock options and warrants to repurchase shares of common stock to hold in its treasury stock reserves.

The following securities have been excluded from the dilutive per share computation as they are antidilutive:

	December 31,
	2014	2013
Shares underlying options outstanding	2,472,234	2,410,134
Shares underlying warrants outstanding	16,752,915	5,081,023
Unvested restricted stock	132,077	75,450

Foreign Currency Translation

Foreign currency translation is recognized in accordance with ASC Topic 830. The functional currency of Nephros International Limited is the Euro and its translation gains and losses are included in accumulated other comprehensive income. The balance sheet is translated at the year-end rate. The statement of operations is translated at the weighted average rate for the year.

Comprehensive Income (Loss)

Comprehensive income (loss), as defined in ASC 220, is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income (loss)). The Company’s other comprehensive income (loss) consists only of foreign currency translation adjustments.

A-17

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” related to revenue recognition. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. ASU 2014-09 provides alternative methods of initial adoption, and it is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is not permitted. The Company is currently reviewing the revised guidance and assessing the potential impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating any impact the adoption of ASU 2014-15 might have on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 2015-03): Simplifying the Presentation of Debt Issuance Costs” related to the presentation requirements for debt issuance costs and debt discount and premium. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by ASU 2015-03. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption of the amendments in ASU 2015-03 is permitted for financial statements that have not been previously issued. The Company does not believe that the adoption of ASU 2015-03 will have a significant impact on its consolidated financial statements.

Note 4 - Financial Instruments

The Company’s 2007 Warrants are recorded as liabilities at their estimated fair value at the date of issuance, with the subsequent changes in estimated fair value recorded in changes in fair value of warrant liability in the Company’s consolidated statement of operations and comprehensive income (loss) in each subsequent period. The Company utilizes a binomial options pricing model to value the 2007 Warrants.

The fair value guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The estimated fair value of the 2007 Warrants is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

A-18

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Financial Instruments (continued)

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liability measured at fair value on a recurring basis as of December 31, 2014 and 2013 (in thousands).

	Fair value measurement at reporting date using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2014:
Warrant liability	$-	$-	$7,386	$7,386

	Fair value measurement at reporting date using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2013:
Warrant liability	$-	$-	$3,109	$3,109

The Company has issued warrants to purchase common stock that are measured at fair value on a recurring basis using unobservable inputs or available market data in a binomial options pricing model to support the fair value (Level 3). A reconciliation of the warrant liability is as follows (in thousands):

2007 Warrants
Balance at January 1, 2013	$8,129
Decrease in fair value of warrant liability	(5,020)
Balance at December 31, 2013	$3,109
Increase in fair value of warrant liability	4,277
Balance at December 31, 2014	$7,386

The following table summarizes the calculated aggregate fair values of the warrants, along with the assumptions utilized in each calculation:

	2014	2013
Calculated aggregate value	$7,386	$3,109
Weighted average exercise price	$0.30	$0.40
Closing price per share of common stock	$0.79	$0.42
Volatility	165.6%	103.5%
Weighted average remaining expected life (years)	5.2	5.0
Risk-free interest rate	1.8%	1.6%
Dividend yield	-	-

A-19

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Inventory

The Company’s inventory components as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Total gross inventory, finished goods	$297,000	$527,000
Less: inventory reserve	(111,000)	(365,000)
Total inventory	$186,000	$162,000

Note 6 - Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Prepaid insurance premiums	$70,000	$70,000
Security deposit	21,000	21,000
Other	13,000	34,000
Prepaid expenses and other current assets	$104,000	$125,000

Note 7 - Property and Equipment, Net

Property and equipment as of December 31, 2014 and 2013 was as follows:

		December 31,
	Life	2014	2013
Manufacturing equipment	3-5 years	$599,000	$599,000
Research equipment	5 years	37,000	37,000
Computer equipment	3-4 years	59,000	59,000
Furniture and fixtures	7 years	39,000	39,000
Property and equipment, gross		734,000	734,000
Less: accumulated depreciation		733,000	727,000
Property and equipment, net		$1,000	$7,000

Depreciation expense for each of the years ended December 31, 2014 and 2013 was approximately $6,000 and $9,000, respectively.

During 2013, the Company sold fully depreciated equipment totaling approximately $3,000 which is reflected as gain on sale of equipment on the consolidated statements of operations and comprehensive loss.

Note 8 - Senior Secured Notes

On August 29, 2014, the Company issued a senior secured note to Lambda, in the principal amount of $1.75 million. The note bore interest at the rate of 12% per annum and was scheduled to mature on February 28, 2015, at which time all principal and accrued interest was due. However, the Company paid all amounts due under the note on December 18, 2014 with the cash proceeds from the rights offering that closed in December 2014. In connection with the note, the Company incurred an 8%, or $140,000, sourcing/transaction fee with Lambda. In addition, the Company incurred additional legal fees and other expenses in connection with the note in the amount of $38,000 with Lambda. Those payments totaling $178,000 were initially reflected as a debt discount and amortized over the term of the note. For the year ended December 31, 2014, $178,000 is included in interest expense on the consolidated statements of operations and comprehensive loss.

A-20

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Senior Secured Notes (continued)

On November 12, 2013, the Company issued a senior secured note to Lambda in the principal amount of $1.5 million. The note bore interest at the rate of 12% per annum and was scheduled to mature on May 12, 2014, at which time all principal and accrued interest was due. However, the Company paid amounts due under the note on March 18, 2014 with the cash proceeds from the rights offering that closed in March 2014. In connection with the note, the Company incurred an 8%, or $120,000, sourcing/transaction fee with Lambda. In addition, the Company incurred additional legal fees and other expenses in connection with the note in the amount of $75,000 with Lambda. Those payments totaling $195,000 were made on November 12, 2013 and are reflected as a debt discount which was amortized over the term of the senior secured note. Approximately $142,000 and $53,000, respectively, are included in interest expense on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2014 and 2013.

Lambda is an affiliate of Wexford Capital LP, which is the managing member of Lambda. Arthur H. Amron, a director of the Company, is a partner and general counsel of Wexford Capital LP. Paul A. Mieyal, a director of the Company and currently its acting President, CEO and CFO, is also a Vice President of Wexford Capital LP.

Note 9 - Accrued Expenses

Accrued expenses as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Accrued legal	$145,000	$149,000
Accrued management bonus	50,000	81,000
Accrued directors’ compensation	36,000	-
Accrued stock transfer agent fees	27,000	-
Accrued accounting	23,000	-
Accrued interest	14,000	39,000
Accrued product recall	-	60,000
Accrued other	47,000	36,000
	$342,000	$365,000

Note 10 - Income Taxes

A reconciliation of the income tax provision computed at the statutory tax rate to the Company’s effective tax rate is as follows:

	2014	2013
U.S. federal statutory rate	35.00%	35.00%
Warrant liability	(23.70)%	(155.10)%
State & local taxes	5.02%	6.40%
Tax on foreign operations	0.20%	2.00%
State research and development credits	0.55%	(3.10)%
Other	(3.10)%	6.50%
Valuation allowance	(13.97)%	108.30%
Effective tax rate	-	-

A-21

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Income Taxes (continued)

Significant components of the Company’s deferred tax assets as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$27,935,165	$27,029,000
Research and development credits	1,118,389	1,096,000
Nonqualified stock option compensation expense	1,913,673	1,801,000
Other temporary book - tax differences	436,178	408,000
Total deferred tax assets	31,403,405	30,334,000
Valuation allowance for deferred tax assets	(31,403,405)	(30,334,000)
Net deferred tax assets	$-	$-

A valuation allowance has been recognized to offset the Company’s net deferred tax asset as it is more likely than not that such net asset will not be realized. The Company primarily considered its historical loss and potential Internal Revenue Code Section 382 limitations to arrive at its conclusion that a valuation allowance was required.

At December 31, 2014, the Company had Federal and New Jersey income tax net operating loss carryforwards of $92,928,000 and foreign income tax net operating loss carryforwards of $8,070,000. The Company also had Federal research tax credit carryforwards of $1,118,389 at December 31, 2014 and $1,096,000 at December 31, 2013. The Federal and New Jersey net operating loss carryforwards and Federal tax credit carryforwards will expire at various times between 2014 and 2026 unless utilized.

It is the Company’s policy to report interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Note 11 - Stock Plans, Share-Based Payments and Warrants

Stock Plans

In 2000, the Company adopted the Nephros 2000 Equity Incentive Plan. In January 2003, the Board of Directors adopted an amendment and restatement of the plan and renamed it the Amended and Restated Nephros 2000 Equity Incentive Plan (the “2000 Plan”), under which 106,538 shares of common stock had been authorized for issuance upon exercise of options granted.

As of December 31, 2014 there were no outstanding options under the 2000 Plan. On March 15, 2014, the 2,834 options outstanding as of December 31, 2013 expired.

The Board retired the 2000 Plan in June 2004, and thereafter no additional awards may be granted under the 2000 Plan.

In 2004, the Board of Directors adopted and the Company’s stockholders approved the Nephros, Inc. 2004 Stock Incentive Plan. During the year ended December 31, 2013, the Company’s stockholders approved an amendment to such plan (as amended, the “2004 Plan”), that increased the number of shares of the Company’s common stock that are authorized for issuance by the Company pursuant to grants of awards under the 2004 Plan to 4,500,000.

As of December 31, 2014, 1,236,975 options had been issued to employees under the 2004 Plan and were outstanding. The options expire on various dates between April 27, 2015 and February 5, 2024, and have vested or will vest upon a combination of the following: immediate vesting or straight line vesting of two or four years. At December 31, 2014, there were 2,054,799 shares available for future grants under the 2004 Plan. As of December 31, 2014, 903,709 options had been issued to non-employees under the 2004 Plan and were outstanding. Such options expire at various dates between April 26, 2015 and November 17, 2024, and vest upon a combination of the following: immediate vesting or straight line vesting of two or four years.

A-22

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stock Plans, Share-Based Payments and Warrants (continued)

As of December 31, 2013, 1,028,509 options had been issued to employees under the 2004 Plan and were outstanding. The options expire on various dates between April 27, 2015 and March 24, 2021, and vest upon a combination of the following: immediate vesting or straight line vesting of two or four years. At December 31, 2013, there were 2,407,318 shares available for future grants under the 2004 Plan. As of December 31, 2013, 715,692 options had been issued to non-employees under the 2004 Plan and were outstanding. Such options expire at various dates between November 11, 2014 and November 18, 2021, and vest upon a combination of the following: immediate vesting or straight line vesting of two or four years.

In addition, 331,550 options were issued in 2012 to the Company’s CEO per terms of his employment agreement and were outstanding as of December 31, 2014 and 2013.

Share-Based Payment

Expense is recognized, net of expected forfeitures, over the vesting period of the options. Stock based compensation expense recognized for the years ended December 31, 2014 and 2013 was approximately $421,000 and approximately $418,000, respectively.

Gerald J. Kochanski, Chief Financial Officer, Treasurer and Corporate Secretary of Nephros, Inc., resigned effective June 15, 2013. The Company agreed, in consideration of Mr. Kochanski providing certain consulting services to the Company, to extend the exercise period of his outstanding vested stock options from September 15, 2013 to March 14, 2014. The change in the terms under this modification did not result in any additional compensation expense. All of Mr. Kochanski’s vested stock options expired on March 14, 2014.

The following table summarizes the option activity for the years ended December 31, 2014 and 2013:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2012	2,294,714	$2.14
Options granted	237,315	0.64
Options forfeited or expired	(121,895)	3.27
Outstanding at December 31, 2013	2,410,134	1.28
Options granted	352,519	0.50
Options forfeited or expired	(290,419)	2.45
Outstanding at December 31, 2014	2,472,234	$0.96

The following table summarizes the options exercisable and vested and expected to vest as of December 31, 2014 and 2013:

	Shares	Weighted Average Exercise Price
Exercisable at December 31, 2013	1,385,199	$1.46
Vested and expected to vest at December 31, 2013	2,350,688	$1.29
Exercisable at December 31, 2014	1,679,392	$1.11
Vested and expected to vest at December 31, 2014	2,426,249	$1.04

A-23

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stock Plans, Share-Based Payments and Warrants (continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding as of December 31, 2014	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable as of December 31, 2014	Weighted Average Exercise Price
$0.33 - $2.60	2,460,284	8.57	$0.91	1,667,441	$0.92
$15.40 - $29.80	10,450	4.51	$21.89	10,450	$21.89
$51.40-$96.00	1,500	1.58	$64.47	1,500	$64.47

Total Outstanding	2,472,234		$0.96	1,679,392	$1.11

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the below assumptions for the risk-free interest rates, expected dividend yield, expected lives and expected stock price volatility.

	Option Pricing Assumptions
Grant Year	2014	2013
Stock Price Volatility	129.8%	129.8%
Risk-Free Interest Rates	1.86%	1.36%
Expected Life (in years)	5.84	5.91
Expected Dividend Yield	0%	0%

Expected volatility is based on historical volatility of the Company’s common stock at the time of grant. The risk-free interest rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding with the expected life of the options. For the expected life, the Company is using the simplified method as described in the SEC Staff Accounting Bulletin 107. This method assumes that stock option grants will be exercised based on the average of the vesting periods and the option’s life.

The total fair value of options vested during the fiscal year ended December 31, 2014 was approximately $507,000. The total fair value of options vested during the fiscal year ended December 31, 2013 was approximately $519,000.

The weighted-average fair value of options granted in 2014 and 2013 is $0.45 and $0.56, respectively. The aggregate intrinsic value of stock options outstanding at December 31, 2014 is $241,000 and of stock options vested or expected to vest is approximately $235,000. A stock option has intrinsic value, at any given time, if and to the extent that the exercise price of such stock option is less than the market price of the underlying common stock at such time. The weighted-average remaining contractual life of options vested or expected to vest is 7.5 years.

The aggregate intrinsic value of stock options outstanding at December 31, 2013 is $0 and of stock options vested or expected to vest is approximately $0. A stock option has intrinsic value, at any given time, if and to the extent that the exercise price of such stock option is less than the market price of the underlying common stock at such time. The weighted-average remaining contractual life of options vested or expected to vest is 8.1 years.

As of December 31, 2014, the total remaining unrecognized compensation cost related to non-vested stock options amounted to $504,000 and will be amortized over the weighted-average remaining requisite service period of 1.9 years.

Note 11 - Stock Plans, Share-Based Payments and Warrants (continued)

Restricted Stock

The Company has issued restricted stock as compensation for the services of certain employees and non-employee directors. The grant date fair value of restricted stock was based on the fair value of the common stock on the date of grant, and compensation expense is recognized based on the period in which the restrictions lapse.

A-24

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes restricted stock activity for the year end December 31, 2014 and 2013:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2012	-	$-
Granted	398,227	0.73
Vested	(264,770)	0.71
Forfeited	(58,007)	0.88
Nonvested at December 31, 2013	75,450	0.66
Granted	132,077	0.86
Vested	(75,450)	0.66
Nonvested at December 31, 2014	132,077	$0.86

Total stock-based compensation expense for the restricted stock was approximately $109,000 for the year ended December 31, 2014 and is included in Selling, General and Administrative expenses on the accompanying consolidated statement of operations and comprehensive loss. Any additional stock-based compensation related to non-employee directors will be recorded to stock-based compensation expense. As of December 31, 2014, there was approximately $8,000 of unrecognized compensation expense related to the restricted stock awards, which is expected to be recognized over the next four months.

Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event that subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price. The Company classifies derivative warrant liabilities on the balance sheet as a long-term liability, which is measured to fair value at each balance sheet date subsequent to the initial issuance of the stock warrant.

The following table summarizes certain terms of all of the Company’s outstanding warrants at December 31, 2014 and 2013:

Total Outstanding Warrants

Title of Warrant	Date Issued	Expiry Date	Exercise Price	Total Common Shares Issuable as December 31,
				2014	2013
Liability-classified warrants
2007 Warrants - Lambda	11/14/2007	3/21/2019	$0.30	11,742,100	8,806,575
				11,742,100	8,806,575

Equity-classified warrants
July 2009 Warrants	7/24/2009	7/24/2014	$22.40	-	33,629
Shareholder Rights Offering Warrants	3/10/2011	3/10/2016	$0.40	2,228,238	2,264,817
March 2011 Lambda Warrants	3/10/2011	3/21/2019	$0.40	2,782,577	2,782,577
				5,010,815	5,081,023
Total				16,752,915	13,887,598

Note 11 - Stock Plans, Share-Based Payments and Warrants (continued)

The weighted average exercise price of the outstanding warrants was $0.33 for December 31, 2014 and $0.45 for December 2013.

Following the issuance of the August 2014 senior secured note, Lambda’s existing warrants to purchase 11,742,100 shares that remain outstanding were amended to expire on March 21, 2019.

As a result of the March 2014 rights offering, the full ratchet anti-dilution protection for Class D warrants held by Lambda was triggered. The respective warrants are now exercisable for 11,742,100 shares of common stock at an exercise price of $0.30 per share compared to the 8,806,575 shares of common stock and $0.40 exercise price prior to the rights offering.

A-25

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants exercised during 2014 and 2013

During the twelve months ended December 31, 2014, 791,278 warrants were exercised, resulting in proceeds of approximately $15,000 and the issuance of 36,570 shares of the Company’s common stock.

In connection with the May 2013 rights offering, the Company temporarily reduced the exercise price for its warrants issued in March 2011 from $0.40 per share to $0.30 per share. The Company determined that this inducement was a modification of equity instruments and, therefore, an incremental fair value of the inducement was determined using the Black-Scholes option pricing model.

During the period that the May 2013 rights offering was open, warrant holders exercised 14,879,708 warrants, issued in March 2011, for 687,793 shares of common stock, resulting in gross proceeds of approximately $206,000 to the Company. The incremental fair value of the inducement recorded in the year ended December 31, 2013 was approximately $14,000.

Additionally, during the twelve months ended December 31, 2013, 2,254,500 warrants were exercised outside the period that the May 2013 rights offering was open, resulting in proceeds of approximately $42,000 and the issuance of 104,206 shares of the Company’s common stock.

In addition, 9 and 374 common shares, respectively, were not issued as a result of warrant exercises for the years ended December 31, 2014 and 2013 due to rounding.

Note 12 - Stockholders’ Deficit

December 2014 Rights Offering

On October 20, 2014, the Company filed a Registration Statement on Form S-1 in connection with a $3 million rights offering. On November 4, 2014, the Company’s Registration Statement on Form S-1 related to the Rights Offering was declared effective by the SEC.

The December 2014 rights offering commenced on November 10, 2014 and expired on December 15, 2014. All of the Company’s stockholders and warrant holders were eligible to participate in the rights offering on a pro rata basis based upon their proportionate ownership of the Company’s common stock on a fully-diluted basis. Pursuant to the rights offering, the Company distributed to holders of its common stock and/or warrants one non-transferable subscription right for each share of common stock, and each share of common stock underlying a warrant, held as of November 5, 2014. Each right entitled the holder to purchase 0.11901 of a share of the Company’s common stock at a subscription price of $0.60 per share. The Company rounded up any fractional shares to the nearest whole share.

On December 18, 2014, the Company completed a rights offering which resulted in the issuance of 5,000,000 shares for gross proceeds of $3.0 million. The aggregate net proceeds were approximately $1.1 million, after deducting the repayment of the $1.75 million August 2014 senior secured note, plus $64,000 of accrued interest thereon, issued to Lambda, and an aggregate of $75,000 for reimbursement of Lambda’s legal fees incurred in connection with the August 2014 senior secured note and the rights offering.

Note 12 - Stockholders’ Deficit (continued)

March 2014 Rights Offering

On January 7, 2014, the Company filed a Registration Statement on Form S-1 in connection with a $2.8 million rights offering. On February 12, 2014, the Company’s Registration Statement on Form S-1 related to the March 2014 rights offering was declared effective by the SEC. The March 2014 rights offering commenced on February 14, 2014 and expired on March 14, 2014. All of the Company’s stockholders and warrant holders were eligible to participate in the March 2014 rights offering on a pro rata basis based upon their proportionate ownership of the Company’s common stock on a fully-diluted basis. Pursuant to the March 2014 rights offering, the Company distributed to holders of its common stock and/or warrants one non-transferable subscription right for each share of common stock, and each share of common stock underlying a warrant, held as of January 30, 2014. Each right entitled the holder to purchase 0.28673 of a share of the Company’s common stock at a subscription price of $0.30 per share. The Company rounded up any fractional shares to the nearest whole share.

A-26

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 21, 2014, the Company completed the March 2014 rights offering that resulted in gross proceeds of $2.1 million. The aggregate net proceeds were approximately $581,000, after deducting the repayment of the November 2013 $1.5 million senior secured note and the $61,000 of accrued interest thereon.

The Company issued a total of 7,140,823 shares of common stock to the holders of subscription rights who validly exercised their subscription rights, which represents 77% of the total shares offered in the March 2014 rights offering. Fees of approximately $128,000 were also incurred related to the March 2014 rights offering and were recorded as reduction to equity.

May 2013 Rights Offering

On March 4, 2013, the Company filed a Registration Statement on Form S-1 in connection with a $3 million rights offering. On April 17, 2013, the Company’s Registration Statement on Form S-1 related to the May 2013 rights offering was declared effective by the SEC.

The May 2013 rights offering commenced on April 17, 2013 and expired on May 17, 2013. All of the Company’s stockholders and warrant holders were eligible to participate in the Rights Offering on a pro rata basis based upon their proportionate ownership of the Company’s common stock on a fully-diluted basis. Pursuant to the May 2013 rights offering, the Company distributed to holders of its common stock and/or warrants one non-transferable subscription right for each share of common stock, and each share of common stock underlying a warrant, held as of April 4, 2013. Each right entitled the holder to purchase 0.18776 of a share of the Company’s common stock at a subscription price of $0.60 per share. The Company rounded up any fractional shares to the nearest whole share.

On May 22, 2013, the Company completed its May 2013 rights offering which resulted in the issuance of 5,000,000 shares for gross proceeds of $3.0 million. The aggregate net proceeds were approximately $1.4 million, after deducting the repayment of the $1.3 million February 2013 senior secured note, plus $46,800 of accrued interest thereon, issued to Lambda, the payment of an 8% sourcing transaction fee of $104,000 with respect to the February 2013 senior secured note and an aggregate of $100,000 for reimbursement of Lambda’s legal fees incurred in connection with the February 2013 senior secured note and the May 2013 rights offering. Those payments totaling $204,000 are reflected as amortization of debt discount.

Note 13 - 401(k) Plan

The Company has established a 401(k) deferred contribution retirement plan (the “401(k) Plan”) which covers all employees. The 401(k) Plan provides for voluntary employee contributions of up to 15% of annual earnings, as defined. As of January 1, 2004, the Company matches 100% of the first 3% and 50% of the next 2% of employee contributions to the 401(k) Plan. The Company contributed and expensed $43,000 and $46,000 in 2014 and 2013, respectively.

Note 14 - Commitments and Contingencies

Manufacturing and Suppliers

The Company has not and does not intend in the near future, to manufacture any of its products and components. With regard to the OLpur MD190 and MD220, on June 27, 2011, the Company entered into a license agreement, effective July 1, 2011, with Bellco S.r.l., an Italy-based supplier of hemodialysis and intensive care products, for the manufacturing, marketing and sale of our patented mid-dilution dialysis filters (MD 190, MD 220), referred to herein as the Products. Under the agreement, Nephros granted Bellco a license to manufacture, market and sell the Products under its own name, label and CE mark in Italy, France, Belgium, Spain and Canada on an exclusive basis, and to do the same on a non-exclusive basis in the United Kingdom and Greece and, upon our written approval, other European countries where the Company does not sell the Products as well as non-European countries (referred to as the “Territory”).

A-27

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 19, 2014, the Company entered into the First Amendment to License Agreement (the “First Amendment”), by and between the Company and Bellco, which amends the License Agreement, entered into as of July 1, 2011 by and between the Company and Bellco. Pursuant to the First Amendment, the Company and Bellco agreed to extend the term of the License Agreement from December 31, 2016 to December 31, 2021. The First Amendment also expands the Territory covered by the License Agreement to include Sweden, Denmark, Norway, Finland, Korea, Mexico, Brazil, China and the Netherlands. The First Amendment further provides new minimum sales targets which, if not satisfied, will, at the discretion of the Company, result in conversion of the license to non-exclusive status. The Company has agreed to reduce the fixed royalty payment payable to the Company for the period beginning on January 1, 2015 through and including December 31, 2021. Beginning on January 1, 2015 through and including December 31, 2021, Bellco will pay the Company a royalty based on the number of units of Products sold per year in the Territory as follows: for the first 125,000 units sold in total, €1.75 (approximately $2.40) per unit; thereafter, €1.25 (approximately $1.71) per unit. In addition, the Company received a total of €450,000 (approximately $612,000) in upfront fees in connection with the First Amendment, half of which was received on February 19, 2014 and the remaining half was received on April 4, 2014. In addition, the First Amendment provides that, in the event that the Company pursues a transaction to sell, assign or transfer all right, title and interest to the licensed patents to a third party, the Company will provide Bellco with written notice thereof and a right of first offer with respect to the contemplated transaction for a period of thirty (30) days.

License and Supply Agreement

On April 23, 2012, the Company entered into a License and Supply Agreement (the “License and Supply Agreement”) with Medica S.p.A. (“Medica”), an Italy-based medical product manufacturing company, for the marketing and sale of certain filtration products based upon Medica’s proprietary Medisulfone ultrafiltration technology in conjunction with the Company’s filtration products (collectively, the “Filtration Products”), and to engage in an exclusive supply arrangement for the Filtration Products. Under the License and Supply Agreement, Medica granted to the Company an exclusive license, with right of sublicense, to market, promote, distribute, offer for sale and sell the Filtration Products worldwide, excluding Italy for the first three years, during the term of the License and Supply Agreement. In addition, the Company granted to Medica an exclusive license under the Company’s intellectual property to make the Filtration Products during the term of the License and Supply Agreement. In exchange for the rights granted, the Company agreed to make minimum annual aggregate purchases from Medica of €300,000 (approximately $400,000), €500,000 (approximately $700,000) and €750,000 (approximately $880,000) for the years 2012, 2013 and 2014, respectively. In the year ended December 31, 2014, the Company’s aggregate purchase commitments totaled approximately €766,000 (approximately $900,000). For calendar years 2015 through 2022, annual minimum amounts will be mutually agreed upon between Medica and the Company. The annual minimum amount for calendar 2015 has not been finalized. In exchange for the license, the Company paid Medica a total of €1,500,000 (approximately $2,000,000) in three installments: €500,000 (approximately $700,000) on April 23, 2012, €600,000 (approximately $800,000) on February 4, 2013, and €400,000 (approximately $500,000) on May 23, 2013.

A-28

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Commitments and Contingencies (continued)

As further consideration for the license and other rights granted to the Company, the Company granted Medica options to purchase 300,000 shares of the Company’s common stock. The fair market value of these stock options was approximately $273,000 at the time of their issuance, calculated as described in Note 2 under Stock-Based Compensation. The fair market value of the options has been capitalized as a long-term intangible asset along with the total installment payments described. Other long-term assets on the consolidated balance sheet is approximately $1,684,000, net of $566,000 accumulated amortization, and is related to the License and Supply Agreement. The asset is being amortized as an expense over the life of the agreement. Approximately $210,000 and $214,000 have been charged to amortization expense for the years ended December 31, 2014 and 2013, respectively, on the consolidated statement of operations and comprehensive loss. Approximately $210,000 of amortization expense will be recognized in each of the years ended December 31, 2015 through 2022. In addition, for the period beginning April 23, 2014 through December 31, 2022, the Company will pay Medica a royalty rate of 3% of net sales of the Filtration Products sold, subject to reduction as a result of a supply interruption pursuant to the terms of the License and Supply Agreement. The term of the License and Supply Agreement commenced on April 23, 2012 and continues in effect through December 31, 2022, unless earlier terminated by either party in accordance with the terms of the License and Supply Agreement.

The Company has an understanding with Medica whereby the Company has agreed to pay interest to Medica at a 12% annual rate calculated on the principal amount of any outstanding invoices that are not paid pursuant to the original payment terms.

Contractual Obligations

The Company had an operating lease that expired on November 30, 2014 for the rental of its U.S. office and research and development facilities with a monthly cost of approximately $8,000. On August 27, 2014, the Company signed a one year lease extension for the same office space which will expire on November 30, 2015 with a monthly cost of approximately $8,800 beginning December 1, 2014.

The lease agreement for the facilities in Europe was entered into on July 1, 2010. The lease term is renewable for 6 month terms with a 2 month notice to discontinue, on a rolling basis. The monthly cost is 500 Euro (approximately $600).

Rent expense for the years ended December 31, 2014 and 2013 totaled $117,000 and $116,000, respectively.

Contractual Obligations and Commercial Commitments

The following tables summarize our approximate minimum contractual obligations and commercial commitments as of December 31, 2014:

	Payments Due in Period
	Total	Within 1 Year	Years 1 - 3	Years 4 - 5	More than 5 Years

Leases	$106,000	$104,000	$2,000	$-	$-
Employment Contracts (1)	175,000	175,000	-	-	-
Total	$281,000	$279,000	$2,000	$-	$-

(1) Represents amount payable under severance agreement for John C. Houghton, effective January 4, 2015. See Note 15, Subsequent Events, for further discussion.

A-29

NEPHROS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Commitments and Contingencies (continued)

Product Recall

On October 30, 2013, the Company filed a Current Report on Form 8-K announcing the voluntary recalls of its point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications. As a result, the Company recalled all production lots of its POU filters, and also requested that customers remove and discard certain labeling/promotional materials for the products. In addition, the Company also requested, for the DSU in-line ultrafilter, that customers remove and discard certain labeling/promotional materials for the product. These voluntary recalls did not affect the Company’s dialysis products. The consolidated financial statements for the year ended December 31, 2013 included product revenues and cost of goods sold adjustments of approximately $216,000 and $110,000, respectively, reflecting estimates of the financial impact of product recalled to the Company. The recall and the related circumstances could subject the Company to claims or proceedings by consumers, the FDA or other regulatory authorities which may adversely impact the Company’s sales and revenues. The Company destroyed the respective product in April 2014.

Note 15 - Subsequent Events

On January 4, 2015, the Board of Directors appointed Daron Evans, a member of the Board, to serve as Chairman of the Board. Also on January 4, 2015, the Board of Directors appointed Paul A. Mieyal, a member of the Board, to serve as the Acting President, Acting Chief Executive Officer, Acting Chief Financial Officer and Acting Secretary of the Company. Dr. Mieyal succeeded John C. Houghton, whose separation of employment as President, Chief Executive Officer and Acting Chief Financial Officer of the Company was effective on January 4, 2015. In addition, Mr. Houghton resigned as a member of the Board, effective on January 4, 2015. The resignation as a member of the Board was not due to any disagreement by or with Mr. Houghton on any matter relating to the Company’s operations, policies or practices. In connection with his separation from employment with the Company, Mr. Houghton entered into a Separation Agreement and General Release (the “Agreement”). Pursuant to the Agreement, Mr. Houghton is entitled to six months severance and is permitted to exercise his vested unexpired stock options for ninety days following January 4, 2015. During the severance term, Mr. Houghton will be subject to customary non-competition, non-solicitation and confidentiality restrictions.

A-30

Exhibit B

NEPHROS, INC. AND SUBSIDIARY

B-1

NEPHROS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands, except share amounts)

	(Unaudited)	(Audited)
	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$1,813	$1,284
Accounts receivable, net	216	110
Inventory, net	665	186
Prepaid expenses and other current assets	85	104
Total current assets	2,779	1,684
Property and equipment, net	-	1
Other assets, net of accumulated amortization	1,526	1,684
Total assets	$4,305	$3,369

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$924	$835
Accrued expenses	154	342
Deferred revenue, current portion	70	70
Total current liabilities	1,148	1,247
Warrant liability	-	7,386
Long-term portion of deferred revenue	365	417
Total liabilities	1,513	9,050

Commitments and Contingencies

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2015 and December 31, 2014; no shares issued and outstanding at September 30, 2015 and December 31, 2014	-	-
Common stock, $.001 par value; 90,000,000 shares authorized at September 30, 2015 and December 31, 2014; 45,025,803 and 30,391,513 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	45	30
Additional paid-in capital	118,993	108,382
Accumulated other comprehensive income	72	72
Accumulated deficit	(116,318)	(114,165)
Total stockholders’ equity (deficit)	2,792	(5,681)
Total liabilities and stockholders’ equity (deficit)	$4,305	$3,369

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

B-2

NEPHROS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenues:
Product revenues	$274	$298	$1,323	$765
License and royalty revenues	46	193	110	641
Total net revenues	320	491	1,433	1,406
Cost of goods sold	154	175	626	423
Gross margin	166	316	807	983
Operating expenses:
Research and development	226	178	582	521
Depreciation and amortization	53	54	159	164
Selling, general and administrative	974	765	2,551	2,177
Total operating expenses	1,253	997	3,292	2,862
Loss from operations	(1,087)	(681)	(2,485)	(1,879)
Change in fair value of warrant liability	2,287	3,428	2,099	(4,007)
Warrant modification expense	(1,761)	-	(1,761)	-
Interest expense	(9)	(65)	(30)	(277)
Other income (expense)	(11)	41	24	36
Net income (loss)	(581)	2,723	(2,153)	(6,127)
Other comprehensive income (loss), foreign currency translation adjustments	1	1	-	(1)
Total comprehensive income (loss)	(580)	2,724	(2,153)	(6,128)
Net income (loss) per common share, basic	$(0.02)	$0.11	$(0.07)	$(0.27)
Net loss per common share, diluted	$(0.02)	$(0.02)	$(0.07)	$(0.27)
Weighted average common shares outstanding, basic	32,622,377	25,238,412	31,366,292	23,094,457
Weighted average common shares outstanding, diluted	32,622,377	33,491,189	31,366,292	23,094,457

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

B-3

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In Thousands, Except Share Amounts)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance, December 31, 2014 (audited)	30,391,513	$30	$108,382	$72	$(114,165)	$(5,681)

Net loss					(2,153)	(2,153)
Issuance of common stock, net of equity issuance costs of $24	1,834,299	2	1,203			1,205
Issuance of common stock, net of commitment fee of $135	550,000	1	162			163
Issuance of restricted stock	389,151		174			174
Issuance of restricted stock to vendor	116,613		57			57
Exercise of warrants	11,744,227	12	8,799			8,811
Noncash stock-based compensation			216			216
Balance, September 30, 2015	45,025,803	$45	$118,993	$72	$(116,318)	$2,792

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

B-4

NEPHROS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities:
Net loss	$(2,153)	$(6,127)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1	6
Amortization of other assets	158	158
Noncash stock-based compensation, including stock options and restricted stock	216	321
Shares issued for services rendered to vendors	47	-
Change in fair value of warrant liability	(2,099)	4,007
Warrant modification	1,761	-
Amortization of debt discount	-	173
Allowance for doubtful accounts	13
Inventory reserve	-	31
(Gain)/loss on foreign currency transactions	3	(40)
(Increase) decrease in operating assets:
Accounts receivable	(119)	(57)
Inventory	(479)	24
Prepaid expenses and other current assets	56	92
Increase (decrease) in operating liabilities:
Accounts payable	86	(125)
Accrued expenses	(14)	(104)
Deferred revenue	(52)	(23)
Net cash used in operating activities	(2,575)	(1,664)
Financing activities:
Proceeds from issuance of common stock	1,340	2,013
Proceeds from senior secured note	-	1,610
Proceeds from exercise of warrants	1,762	11
Payment of senior secured note	-	(1,500)
Net cash provided by financing activities	3,102	2,134
Effect of exchange rates on cash and cash equivalents	2	(2)
Net increase in cash	529	468
Cash, beginning of period	1,284	579
Cash, end of period	$1,813	$1,047
Supplemental disclosure of cash flow information
Cash paid for income taxes	$3	$6
Cash paid for interest	$34	$70

Supplemental disclosure of noncash financing activity
Issuance of common stock as commitment fee, net of amortization	$27	$-
Issuance of restricted stock for future services to be provided	$10	$-
Restricted stock issued to settle liability	$174	$-

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements

B-5

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Operations

Nephros, Inc. (“Nephros” or the “Company”) was incorporated under the laws of the State of Delaware on April 3, 1997. Nephros was founded by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease (“ESRD”) therapy technology and products. The Company has two products in the hemodiafiltration, or HDF, modality to deliver therapy for ESRD patients. These are the OLpūr mid-dilution HDF filter or “dialyzer,” designed expressly for HDF therapy, and the OLpūr H2H HDF module, an add-on module designed to allow the most common types of hemodialysis machines to be used for HDF therapy. In 2009, the Company introduced its Dual Stage Ultrafilter (“DSU”) water filter, which represented a new and complementary product line to the Company’s ESRD therapy business. The DSU incorporates the Company’s unique and proprietary dual stage filter architecture.

On June 4, 2003, Nephros International Limited was incorporated under the laws of Ireland as a wholly-owned subsidiary of the Company. In August 2003, the Company established a European Customer Service and financial operations center in Dublin, Ireland.

Note 2 - Basis of Presentation and Going Concern

Interim Financial Information

The accompanying unaudited condensed consolidated interim financial statements of Nephros, Inc. and its wholly owned subsidiary, Nephros International Limited (collectively, the “Company” or “Nephros”) should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2015. In the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company restated (i) its audited consolidated financial statements as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, including the cumulative effect as of January 1, 2009, and (ii) its unaudited condensed consolidated interim financial statements as of, and for each of the quarterly periods ended, March 31, June 30, and September 30, in the years 2014 and 2013. The restatement results from the Company’s prior accounting for certain outstanding common stock purchase warrants originally issued in November 2007 as components of equity instead of as derivative liabilities. Accordingly, certain amounts as of and for the three and nine months ended September 30, 2014 presented herein reflect these previously restated amounts. The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying condensed consolidated interim financial statements do not include all of the information and notes required by GAAP for a complete financial statement presentation. The condensed consolidated balance sheet as of December 31, 2014 was derived from the Company’s audited consolidated financial statements but does not include all disclosures required by GAAP. In the opinion of management, the condensed consolidated interim financial statements reflect all adjustments consisting of normal, recurring adjustments that are necessary for a fair presentation of the financial position, results of operations and cash flows for the condensed consolidated interim periods presented. Interim results are not necessarily indicative of results for a full year. Certain reclassifications were made to the prior year’s amounts to conform to the 2015 presentation. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Included in these estimates are assumptions about the valuation of the warrant liability, the collection of accounts receivable, value of inventories, useful lives of fixed assets and intangible assets, and assumptions used in determining stock compensation such as expected volatility and risk-free interest rate.

Going Concern and Management’s Response

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s recurring operating losses and difficulty in generating sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. The Company’s condensed consolidated interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

B-6

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 2 - Basis of Presentation and Going Concern (continued)

The Company has incurred significant losses in operations in each quarter since inception. To become profitable, the Company must increase revenue substantially and achieve and maintain positive gross and operating margins. If the Company is not able to increase revenue and gross and operating margins sufficiently to achieve profitability, its results of operations and financial condition will be materially and adversely affected.

On September 29, 2015, the Company issued 11,742,100 shares of common stock to Lambda Investors, LLC for warrants exercised and received approximately $1.76 million in cash proceeds. The exercise price for each warrant was $0.15. See Note 5 for further discussion.

On July 24, 2015, the Company entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which the Company has the right to sell to Lincoln Park up to $5 million of the Company’s common stock. In connection with the Purchase Agreement, the Company issued to Lincoln Park 250,000 shares of common stock for no proceeds. Pursuant to the Purchase Agreement, in September 2015, the Company issued and sold 300,000 shares of common stock to Lincoln Park at a per share purchase price of $0.45, resulting in gross proceeds of $135,000. See Note 12 – Stockholders’ Equity (Deficit).

On May 18, 2015, the Company raised gross proceeds of $1.23 million through the private placement of 1,834,299 units of its securities. Each unit consisted of one share of its common stock and a five-year warrant to purchase one-half of one share of the Company’s common stock. The purchase price for each unit was $0.67. The warrants are exercisable at a price of $0.85 per share.

There can be no assurance that the Company’s future cash flow will be sufficient to meet its obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its commitments, the Company will be required to adopt alternatives, such as seeking to raise debt or equity capital, curtailing its planned activities or ceasing its operations. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable the Company to continue to satisfy its capital requirements.

Note 3 - Concentration of Credit Risk

For the nine months ended September 30, 2015 and 2014, the following customers accounted for the following percentages of the Company’s revenues, respectively.

Customer	2015	2014
A	25%	25%
B	21%	-%
C	13%	9%
D	4%	46%

As of September 30, 2015 and December 31, 2014, the following customers accounted for the following percentages of the Company’s accounts receivable, respectively.

Customer	2015	2014
A	44%	22%
B	13%	25%
C	1%	35%

Note 4 - Revenue Recognition

Revenue is recognized in accordance with Accounting Standards Codification (“ASC”) Topic 605. Four basic criteria must be met before revenue can be recognized: (i) persuasive evidence that an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed or determinable; and (iv) collectability is reasonably assured.

B-7

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 4 - Revenue Recognition (continued)

The Company recognizes revenue related to product sales when delivery is confirmed by its external logistics provider and the other criteria of ASC Topic 605 are met. Product revenue is recorded net of returns and allowances. All costs and duties relating to delivery are absorbed by the Company. Shipments for all products are currently received directly by the Company’s customers.

Deferred revenue on the accompanying September 30, 2015 condensed consolidated balance sheet is approximately $435,000 and is related to the Company’s License Agreement with Bellco (see Note 11), which is being deferred over the remainder of the expected obligation period. The Company has recognized approximately $2,641,000 of revenue related to the License Agreement to date and approximately $52,000 for the nine months ended September 30, 2015. The Company recognized approximately $641,000 of revenue related to this License Agreement for the nine months ended September 30, 2014. Revenue recognized in the nine months ended September 30, 2015 relates only to the upfront payment received in February 2014. All previously received payments related to the License Agreement were fully recognized as revenue as of December 31, 2014. Approximately $17,000 of revenue will be recognized in the remaining three months of fiscal year 2015 and approximately $70,000 of revenue will be recognized in each of the years ended December 31, 2016 through 2021. See Note 11, Commitments and Contingencies, for further discussion of the License Agreement with Bellco.

Note 5 - Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments.

The fair value guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company had outstanding warrants originally issued in 2007 (the “2007 Warrants”) that were accounted for as a derivative liability until September 29, 2015 as they were fully exercised on this date. The 2007 warrants were classified as a liability because the transactions that would trigger the anti-dilution adjustment provision in the 2007 Warrants were not inputs to the fair value of the warrants. The 2007 Warrants were recorded as liabilities at their estimated fair value at the date of issuance, with the subsequent changes in estimated fair value recorded in changes in fair value of warrant liability in the Company’s consolidated statement of operations and comprehensive income (loss) in each subsequent period. The Company utilized a binomial options pricing model to value the 2007 Warrants at each reporting period.

The estimated fair value of the 2007 Warrants as of September 29, 2015 and December 31, 2014 was determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

At September 29, 2015 and December 31, 2014, the warrant liability was approximately $5,287,000 and $7,386,000, respectively and was categorized as a Level 3 financial instrument.

On the condensed consolidated statement of operations for the three month periods ended September 30, 2015 and 2014, the Company recorded income of approximately $2,287,000 and approximately $3,428,000, respectively, as a result of the change in fair value of the warrant liability. On the condensed consolidated statement of operations for the nine month periods ended September 30, 2015 and 2014, the Company recorded income of approximately $2,099,000 and expense of approximately $4,007,000, respectively, as a result of the change in fair value of the warrant liability.

B-8

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 5 - Fair Value of Financial Instruments (continued)

The following table summarizes the calculated aggregate fair values of the warrants, along with the assumptions utilized in each calculation:

	September 29, 2015	December 31, 2014
Calculated aggregate value	$5,287	$7,386
Weighted average exercise price	$0.30	$0.30
Closing price per share of common stock	$0.40	$0.79
Volatility	137%	136.9%
Weighted average remaining expected life (years)	4.2	5.0
Risk-free interest rate	1.4%	1.6%
Dividend yield	-	-

On September 29, 2015, the Company entered into a Warrant Amendment and Exercise Agreement (the “Amendment”) with Lambda Investors, LLC (“Lambda”). Pursuant to the Amendment, the Company agreed to reduce the current exercise price of the 2007 Warrants by 50%, to $0.15 per share, in exchange for Lambda’s agreement to exercise the 2007 Warrants in their entirety immediately following the modification. Upon exercise of the 2007 Warrants, the Company issued 11,742,100 shares of common stock to Lambda and received approximately $1.76 million in cash proceeds from Lambda. Following such exercise, no 2007 Warrants remain outstanding. The value of the 2007 Warrants as of September 29, 2015, after the modification, was approximately $7,048,000, calculated as intrinsic value with an expected term of zero. As a result, approximately $1,761,000 was recorded as warrant modification expense for the three and nine months ended September 30, 2015.

Note 6 - Stock-Based Compensation

Stock Options

The Company accounts for stock option grants to employees and non-employee directors under the provisions of ASC 718, Stock Compensation. ASC 718 requires the recognition of the fair value of stock-based compensation in the statement of operations. In addition, the Company accounts for stock option grants to consultants under the provisions of ASC 505-50, Equity-Based Payments to Non-Employees, and as such, these stock options are revalued at each reporting period through the vesting period.

The fair value of stock option awards is estimated using a Black-Scholes option pricing model. The fair value of stock-based awards that vest upon service conditions is amortized over the vesting period of the award using the straight-line method. For stock awards that vest based on performance conditions (e.g. achievement of certain milestones), expense is recognized when it is probable that the condition will be met.

The Company granted stock options to purchase 2,496,848 shares of common stock during the nine months ended September 30, 2015 to employees. These stock options will be expensed over their respective applicable vesting periods, which are based on service and performance conditions. The fair value of all stock-based awards granted during the nine months ended September 30, 2015 was approximately $1,310,000.

The following assumptions were used for options granted for the nine months ended September 30, 2015:

Assumptions for Option Grants	Nine Months Ended September 30, 2015
Stock Price Volatility	122.8%
Risk-Free Interest Rates	1.55%
Expected Life (in years)	6.15
Expected Dividend Yield	-%

The Company calculates expected volatility for a stock-based grant based on historic monthly common stock price observations during the period immediately preceding the grant that is equal in length to the expected term of the grant. The Company also estimates future forfeitures, using historical employee behaviors related to forfeitures, as a part of the estimate of expense as of the grant date. With respect to grants of options, the risk free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant.

B-9

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 6 - Stock-Based Compensation (continued)

Stock-based compensation expense was approximately $205,000 and $318,000 for the nine months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015, approximately $189,000 and approximately $15,000 are included in Selling, General and Administrative expenses and Research and Development expenses, respectively, on the accompanying condensed consolidated statement of operations. For the nine months ended September 30, 2014, approximately $302,000 and approximately $16,000 are included in Selling, General and Administrative expenses and Research and Development expenses, respectively, on the accompanying condensed consolidated statements of operations.

There was no tax benefit related to expense recognized in the nine months ended September 30, 2015 and 2014, as the Company is in a net operating loss position. As of September 30, 2015, there was approximately $1,166,000 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the equity compensation plans. Approximately $158,000 of the $1,166,000 of total unrecognized compensation will be recognized at the time that certain performance conditions are met. The remaining approximately $1,008,000 will be amortized over the weighted average remaining requisite service period of 3.7 years. Such amount does not include the effect of future grants of equity compensation, if any. Of the remaining approximately $1,008,000 of unrecognized compensation cost, the Company expects to recognize approximately 9% in the remaining interim period of 2015, approximately 32% in 2016, approximately 24% in 2017, approximately 23% in 2018, approximately 8% in 2019 and approximately 4% in 2020.

Restricted Stock

On September 9, 2015, the Company issued 389,151 shares of restricted stock as compensation for the services of non-employee directors. The grant date fair value of the outstanding restricted stock awards was approximately $195,000 and was based on the fair value of the common stock on the date of grant. Of the total grant date fair value of approximately $195,000, approximately $174,000 was related to services previously rendered. The remaining approximately $21,000 will be recognized ratably over the vesting period as the restrictions lapse six months from the date of grant.

On September 25, 2015, the Company issued 47,382 shares of restricted stock, with a grant date fair value of approximately $22,000, to Scratched Anchor, LLC for services rendered and to be rendered by Scratched Anchor, LLC through December 31, 2016. Expense related to services rendered as of September 30, 2015 was approximately $12,000 and is included in Selling, General and Administrative expenses for the nine months ended September 30, 2015. The restricted stock will vest on November 25, 2015. The remaining expense will be recognized in the three months ended December 31, 2015.

On July 9, 2015, the Company issued 69,231 shares of restricted stock, with a grant date fair value of approximately $45,000, to Proactive Capital Resources Group (“Proactive”) for services rendered and to be rendered by Proactive through November 19, 2015. Expense related to services rendered as of September 30, 2015 was included in Selling, General and Administrative expenses for the nine months ended September 30, 2015, with the remaining approximately $10,000 recorded as prepaid expense as of September 30, 2015. This restricted stock vested on August 7, 2015.

Total stock-based compensation expense for the restricted stock grants was approximately $11,000 and $3,000 for the nine months ended September 30, 2015 and 2014, respectively, and is included in Selling, General and Administrative expenses on the accompanying condensed consolidated statements of operations. For the nine months ended September 30, 2015, approximately $9,000 was related to restricted stock awards granted prior to 2015. The remaining approximately $2,000 is related to the September 9, 2015 restricted stock grant, with the remaining approximately $19,000 to be recognized in the period October 1, 2015 through March 9, 2015.

Note 7 - Warrants

In addition to the Lambda warrants exercised and discussed in Note 5, for the nine months ended September 30, 2015, 2,127 shares of common stock were issued as a result of additional warrants exercised, resulting in proceeds of $851.

Note 8 - Net Income (Loss) per Common Share

Basic income (loss) per common share is calculated by dividing net income (loss) available to common stockholders by the number of weighted average common shares issued and outstanding. Diluted earnings (loss) per common share is calculated by dividing net income (loss) available to common stockholders, adjusted for the change in the fair value of the warrant liability by the weighted average number of common shares issued and outstanding for the period, plus amounts representing the dilutive effect from the

B-10

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 8 - Net Income (Loss) per Common Share (continued)

exercise of stock options and warrants, as applicable. The Company calculates dilutive potential common shares using the treasury stock method, which assumes the Company will use the proceeds from the exercise of stock options and warrants to repurchase shares of common stock to hold in its treasury stock reserves.

	For the three months		For the nine months
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Income (Loss) per share - Basic:
Numerator for basic income (loss) per share	$(581,000)	$2,723,000	$(2,153,000)	$(6,127,000)
Denominator for basic income (loss) per share	32,622,377	25,238,412	31,366,292	23,094,457
Basic income (loss) per common share	$(0.02)	$0.11	$(0.07)	$(0.27)

Income (Loss) per share - Diluted:
Numerator for diluted income (loss) per share	$(581,000)	$2,723,000	$(2,153,000)	$(6,127,000)
Adjust: Change in fair value of dilutive warrants outstanding	-	(3,428,000)	-	-
Numerator for diluted income (loss) per share	$(581,000)	$(705,000)	$(2,153,000)	$(6,127,000)

Denominator for basic income (loss) per share	32,622,377	25,238,412	31,366,292	23,094,457
Plus: Incremental shares underlying warrants outstanding	-	8,252,777	-	-
Denominator for diluted income (loss) per share	32,622,377	33,491,189	31,366,292	23,094,457
Diluted income (loss) per common share	$(0.02)	$(0.02)	$(0.07)	$(0.27)

The following potentially dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding as they would be anti-dilutive:

	September 30,
	2015	2014
Shares underlying warrants outstanding	5,925,836	16,793,301
Shares underlying options outstanding	3,888,657	2,424,612
Unvested restricted stock	436,333	-

In addition, pursuant to the Amendment with Lambda (see Note 5), the Company committed to initiating tender offers to the holders of all of its remaining outstanding warrants pursuant to which it would offer such holders the right to exercise their respective warrants at a 50% discount to their current exercise prices, which range from $0.40 to $0.85 per share. Based on the recent market price for the Company’s common stock, the Company intends to first commence a tender offer for the outstanding warrants originally issued in 2011. The Company intends to commence a tender offer for the outstanding warrants issued in 2015 at a later date. If all remaining warrants are exercised at the discounted prices, the Company would receive maximum additional proceeds of approximately $1.39 million.

B-11

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 9 - Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” related to revenue recognition. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. In July 2015, the FASB approved a one-year deferral of the effective date of the new standard, making it effective for annual and interim reporting periods beginning January 1, 2018. Early adoption is permitted, but not before the original effective date for public companies (annual reporting periods beginning after December 15, 2016). The Company has not yet determined the potential impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company has not yet determined the impact, if any, of the adoption of ASU 2014-15 on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 2015-03): Simplifying the Presentation of Debt Issuance Costs” related to the presentation requirements for debt issuance costs and debt discount and premium. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by ASU 2015-03. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption of the amendments in ASU 2015-03 is permitted for financial statements that have not been previously issued. The Company does not believe that the adoption of ASU 2015-03 will have a significant impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory (Subtopic 2015-11).” ASU 2015-11 requires inventory be measured at the lower of cost and net realizable value, and methods for valuing inventory that consider market value will be eliminated. ASU 2015-11 defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for reporting periods beginning after December 15, 2016 and interim periods within those fiscal years with early adoption permitted. ASU 2015-11 should be applied prospectively. The Company has not yet determined the impact, if any, the adoption of ASU 2015-11 might have on its consolidated financial statements.

Note 10 - Inventory, net

Inventory is stated at the lower of cost or market using the first-in first-out method and consists entirely of finished goods. The Company’s inventory as of September 30, 2015 and December 31, 2014 was as follows:

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
Total Gross Inventory, Finished Goods	$717,000	$297,000
Less: Inventory reserve	(52,000)	(111,000)
Total Inventory	$665,000	$186,000

Note 11 - Commitments and Contingencies

Manufacturing and Suppliers

The Company does not manufacture any of its products and components. With regard to the OLpur MD190 and MD220, on June 27, 2011, the Company entered into a License Agreement, effective July 1, 2011, with Bellco S.r.l. (“Bellco”), an Italy-based supplier of hemodialysis and intensive care products, for the manufacturing, marketing and sale of our patented mid-dilution dialysis filters (MD 190, MD 220), referred to herein as the Products. Under the agreement, Nephros granted Bellco a license to manufacture, market and sell the Products under its own name, label and CE mark in Italy, France, Belgium, Spain and Canada on an exclusive basis, and to do the same on a non-exclusive basis in the United Kingdom and Greece and, upon our written approval, other European countries where the Company does not sell the Products as well as non-European countries (referred to as the “Territory”).

B-12

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 11 - Commitments and Contingencies (continued)

On February 19, 2014, the Company entered into the First Amendment to License Agreement (the “First Amendment”), by and between the Company and Bellco, which amends the License Agreement. Pursuant to the First Amendment, the Company and Bellco agreed to extend the term of the License Agreement from December 31, 2016 to December 31, 2021. The First Amendment also expands the Territory covered by the License Agreement to include Sweden, Denmark, Norway, Finland, Korea, Mexico, Brazil, China and the Netherlands. The First Amendment further provides new minimum sales targets which, if not satisfied, will, at the discretion of the Company, result in conversion of the license to non-exclusive status. The Company agreed to reduce the fixed royalty payment payable to the Company for the period beginning on January 1, 2015 through and including December 31, 2021. Beginning on January 1, 2015 through and including December 31, 2021, Bellco pays the Company a royalty based on the number of units of Products sold per year in the Territory as follows: for the first 125,000 units sold in total, €1.75 (estimated at approximately $1.95 using current exchange rates) per unit; thereafter, €1.25 (estimated at approximately $1.40 using current exchange rates) per unit. For the nine months ended September 30, 2015, the Company recognized royalty income of approximately $58,000. As of September 30, 2015, $29,000 was received with the remaining $29,000 recorded as a receivable. In addition, the Company received a total of €450,000 (approximately $612,000) in upfront fees in connection with the First Amendment, half of which was received on February 19, 2014 and the remaining half was received on April 4, 2014. In addition, the First Amendment provides that, in the event that the Company pursues a transaction to sell, assign or transfer all right, title and interest to the licensed patents to a third party, the Company will provide Bellco with written notice thereof and a right of first offer with respect to the contemplated transaction for a period of thirty days.

License and Supply Agreement

On April 23, 2012, the Company entered into a License and Supply Agreement (the “License and Supply Agreement”) with Medica S.p.A. (“Medica”), an Italy-based medical product manufacturing company, for the marketing and sale of certain filtration products based upon Medica’s proprietary Medisulfone ultrafiltration technology in conjunction with the Company’s filtration products (collectively, the “Filtration Products”), and to engage in an exclusive supply arrangement for the Filtration Products. Under the License and Supply Agreement, Medica granted to the Company an exclusive license, with right of sublicense, to market, promote, distribute, offer for sale and sell the Filtration Products worldwide, excluding Italy, during the term of the License and Supply Agreement. In addition, the Company granted to Medica an exclusive license under the Company’s intellectual property to make the Filtration Products during the term of the License and Supply Agreement. In exchange for the rights granted, the Company agreed to make minimum annual aggregate purchases from Medica of €300,000 (approximately $400,000), €500,000 (approximately $700,000) and €750,000 (approximately $880,000) for the years 2012, 2013 and 2014, respectively. In the nine months ended September 30, 2015, the Company’s aggregate purchase commitments totaled approximately €973,000 (approximately $1,089,000). For calendar years 2015 through 2022, annual minimum amounts will be mutually agreed upon between Medica and the Company. The annual minimum amount for calendar 2015 is €1,000,000 (estimated at approximately $1,120,000 using current exchange rates). In exchange for the license, the Company paid Medica a total of €1,500,000 (approximately $2,000,000) in three installments: €500,000 (approximately $700,000) on April 23, 2012, €600,000 (approximately $800,000) on February 4, 2013, and €400,000 (approximately $500,000) on May 23, 2013.

As further consideration for the license and other rights granted to the Company, the Company granted Medica options to purchase 300,000 shares of the Company’s common stock. The fair market value of these stock options was approximately $273,000 at the time of their issuance, calculated as described in Note 6 under Stock-Based Compensation. The fair market value of the options has been capitalized as a long-term intangible asset along with the total installment payments described. Other long-term assets on the consolidated balance sheet as of September 30, 2015 is approximately $1,526,000, net of $724,000 accumulated amortization, and is related to the License and Supply Agreement. The asset is being amortized as an expense over the life of the agreement. Approximately $158,000 has been charged to amortization expense in each of the nine month periods ended September 30, 2015 and 2014 on the consolidated statements of operations and comprehensive loss. Approximately $53,000 of amortization expense will be recognized in the remaining three months of fiscal year 2015 and approximately $210,000 of amortization expense will be recognized in each of the years ended December 31, 2016 through 2022. In addition, for the period beginning April 23, 2014 through December 31, 2022, the Company pays Medica a royalty rate of 3% of net sales of the Filtration Products sold, subject to reduction as a result of a supply interruption pursuant to the terms of the License and Supply Agreement. The term of the License and Supply Agreement commenced on April 23, 2012 and continues in effect through December 31, 2022, unless earlier terminated by either party in accordance with the terms of the License and Supply Agreement.

The Company has an understanding with Medica whereby the Company has agreed to pay interest to Medica at a 12% annual rate calculated on the principal amount of any outstanding invoices that are not paid pursuant to the original payment terms.

B-13

NEPHROS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 12 - Stockholders’ Equity (Deficit)

July 2015 Purchase Agreement and Registration Rights Agreement

On July 24, 2015, the Company entered into a Purchase Agreement, together with a Registration Rights Agreement, with Lincoln Park, an Illinois limited liability company.

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to and Lincoln Park is obligated to purchase up to $10.0 million in shares of the Company’s common stock, subject to certain limitations, from time to time, over the 36-month period commencing on September 4, 2015. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 100,000 shares of common stock on any business day, provided that at least one business day has passed since the most recent purchase, increasing to up to 200,000 shares depending upon the closing sale price of the common stock (such purchases, “Regular Purchases”). However, in no event shall a Regular Purchase be more than $500,000. The purchase price of shares of common stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales, but in no event will shares be sold to Lincoln Park on a day the common stock closing price is less than the floor price as set forth in the Purchase Agreement. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a Regular Purchase the closing sale price of the common stock is not below the threshold price as set forth in the Purchase Agreement. The Company’s sales of shares of common stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then-outstanding shares of the common stock.

In connection with the Purchase Agreement, the Company issued to Lincoln Park 250,000 shares of common stock for no proceeds. The fair value of the 250,000 shares of common stock issued was approximately $163,000 and was recorded as a commitment fee. Pursuant to the Purchase Agreement, in September 2015, the Company issued and sold an additional 300,000 shares of common stock to Lincoln Park at a per share price of $0.45, resulting in gross proceeds of $135,000. As a result of the issuance of the 300,000 shares of common stock, approximately $135,000 of the $163,000 commitment fee was amortized and recorded in additional paid in capital as of September 30, 2015.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. There are no trading volume requirements or restrictions under the Purchase Agreement. Lincoln Park has no right to require any sales by the Company, but is obligated to make purchases from the Company as it directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Company shares.

Proactive Capital Resources Group

In July 2015, 69,231 shares of restricted stock, with a fair value of approximately $45,000, were issued as payment for services to be provided through November 2015 under the Company’s agreement with Proactive Capital Resources Group (see Note 6). The Company recorded approximately $35,000 of expense and approximately $10,000 of prepaid expenses during the three months ended September 30, 2015. The restricted stock vested on August 7, 2015.

May 2015 Private Placement

On May 18, 2015, the Company raised gross proceeds of $1.23 million through the private placement of 1,834,299 units of its securities. Each unit consisted of one share of its common stock and a five-year warrant to purchase one-half of one share of the Company’s common stock. The purchase price for each unit was $0.67. The warrants are exercisable at a price of $0.85 per share. Net proceeds recorded as a result of the private placement was approximately $1,205,000.

B-14

Exhibit C

NEPHROS, INC. AND SUBSIDIARY

C-1

Unaudited Pro Forma Consolidated Financial Statement
(Introductory Note)

The unaudited pro forma consolidated balance sheet as of September 30, 2015, gives effect to the Offer to Exercise, as if the transaction occurred on September 30, 2015.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual financial position would have been had the transaction actually been completed on the date indicated, and is not indicative of its future financial condition.

The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s audited and unaudited consolidated financial statements and notes thereto. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

C-2

Nephros, Inc.
Pro Forma Condensed Consolidated Interim Balance Sheet
(Expressed in Thousands of United States Dollars)
(Unaudited)

			Pro Forma
	September 30, 2015	Notes	Adjustments	Adjusted
ASSETS
Current assets:
Cash	$1,813	(a)	$1,002	$2,760
		(c)	(55)
Accounts receivable, net	216		-	216
Inventory, net	665		-	665
Prepaid expenses and other current assets	85		-	85
Total current assets	2,779		947	3,726
Property and equipment, net	-		-	-
Other assets, net of accumulated amortization	1,526		-	1,526
Total assets	$4,305		$947	5,252

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$924		$-	$924
Accrued expenses	154		-	154
Deferred revenue, current portion	70		-	70
Total current liabilities	1,148		-	1,148
Warrant liability	-		-	-
Long-term portion of deferred revenue	365		-	365
Total liabilities	1,513		-	1,513

Commitments and Contingencies

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2015; no shares issued and outstanding at September 30, 2015	-		-	-
Common stock, $.001 par value; 90,000,000 shares authorized at September 30, 2015; 45,025,803 shares issued and outstanding at September 30, 2015; 50,034,492 pro forma shares issued and outstanding at September 30, 2015	45	(a)	5	50
Additional paid-in capital	118,993	(a)	997	120,169
		(b)	234
		(c)	(55)
Accumulated other comprehensive income	72		-	72
Accumulated deficit	(116,318)	(b)	(234)	(116,552)
Total stockholders’ equity (deficit)	2,792		947	3,739
Total liabilities and stockholders’ equity (deficit)	$4,305		$947	$5,252

The accompanying notes are an integral part of these pro forma condensed consolidated interim financial statements.

C-3

Nephros, Inc.

Notes to Pro Forma Consolidated Financial Statement

(Unaudited)

1. Basis of Presentation

Nephros, Inc. is referred to herein as the “Company.”

The accompanying unaudited pro forma consolidated balance sheet as at September 30, 2015 of the Company (the “Pro Forma Consolidated Financial Statement”) have been prepared by management on the basis of United States Generally Accepted Accounting Principles (“US GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of the Company. The unaudited Pro Forma Consolidated Financial Statement has been prepared for inclusion in the Company’s Schedule TO in conjunction with the tender offer pursuant to which the Company is offering to reduce the exercise price of certain Company warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock from $0.40 per share to $0.20 per share as described below in Note 3, Description of the Transaction. The unaudited pro forma balance sheet as at September 30, 2015 has been prepared as if 100% of the 2011 Warrants (as defined below) that were outstanding on September 30, 2015 were exercised on September 30, 2015.

The unaudited Pro Forma Consolidated Financial Statement has been derived from the unaudited condensed consolidated interim financial statements of the Company for the three month period ended September 30, 2015.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Statement should be read in conjunction with the historical financial statements and accompanying footnotes. The unaudited Pro Forma Consolidated Financial Statement is for informational purposes only and does not purport to reflect the financial position that would have occurred if the Offer to Exercise (as defined below) had been consummated on the date indicated above, nor does it purport to represent or be indicative of the financial position of the Company for any future dates or periods.

An unaudited pro forma consolidated statement of operations has not been presented since this transaction has no effect on the Company’s operating results. However, see Note 6 for the effect on the Company’s pro forma net loss per share.

2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited Pro Forma Consolidated Financial Statement is those set out in the Company’s audited financial statements for the year ended December 31, 2014 as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2015 and the Company’s unaudited condensed interim financial statements for the nine-month period ended September 30, 2015 as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015.

3. Description of the Transaction

The Company is offering to holders of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011 to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the 2011 Warrants at a temporarily reduced exercise price of $0.20 per share of common stock (the “Offer to Exercise”). The Company initially issued Rights Offering Warrants to purchase an aggregate of 7,372,748 shares of common stock (split adjusted), of which Rights Offering Warrants have been exercised to purchase 2,364,060 shares of common stock as of November 20, 2015. As a result, 2011 Warrants to purchase 5,008,689 shares of common stock are currently outstanding and are included in the Offer to Exercise.

C-4

In connection with the Offer to Exercise, the Company has approved an amendment to the warrant agreement that governs the 2011 Warrants temporarily reduce the exercise price of the 2011 Warrants to $0.20 per share for the period that begins on November 20, 2015, which is the date the materials relating to this Offer to Exercise are first sent to the holders of 2011 Warrants, and ends on the expiration date of the Offer to Exercise at 12:00 midnight (Eastern Time) on the evening of December 18, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”).

The purpose of the Offer to Exercise is to encourage the exercise of the 2011 Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the 2011 Warrants for working capital and general corporate purposes. In addition, the Company entered into an agreement with Lambda Investors LLC on September 29, 2015, pursuant to which the Company agreed to offer to all holders of 2011 Warrants the temporary opportunity to exercise their warrants at an exercise price equal to 50% of the current exercise price of such warrants. The Offer to Exercise is being made to fulfill the Company’s obligation under that agreement.

You may elect to participate in the Offer to Exercise with respect to some, all or none of your 2011 Warrants. If a holder chooses not to participate in the Offer to Exercise, the holder’s 2011 Warrants will remain in full force and effect, as originally issued with an exercise price of $0.40 per share.

i) Warrants

On March 10, 2011 the Company issued 2011 Warrants to purchase an aggregate of 7,372,748 shares of common stock, of which 2011 Warrants to purchase an aggregate of 5,008,689 shares of common stock remain outstanding, to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”). As of the date of this report, 1,676,221 of the 2011 Warrants have been exercised at the original price of $0.40 per 2011 Warrant and 687,839 of the 2011 Warrants have been exercised at the original price of $0.30 per 2011 Warrant during a temporary price reduction in 2013. The unaudited pro forma consolidated balance sheet gives effect to the exercise of 2011 Warrants outstanding as at September 30, 2015, representing the right to purchase 5,008,689 shares, at $0.20 per share for gross proceeds of $1,001,738.

ii) Incremental fair value charge to accumulated deficit

The Company determined that the Offer to Exercise must be accounted for using modification accounting pursuant to the guidance under Accounting Standards Codification 718 (“ASC 718”). Under this guidance, a short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, to the extent that the inducement is accepted by the equity holders. Modification accounting requires the incremental fair value of the instrument arising from the modification to be recognized as an expense on the income statement, or a charge directly to equity, depending on the nature of the offer. The Company determined that it was appropriate to record the incremental fair value from the Offer to Exercise as charges directly to accumulated deficit.

iv) Other transaction costs

Transaction costs of $55,000 are expected to be incurred to complete the Offer to Exercise.

4. Pro Forma Assumptions and Adjustments

The unaudited Pro Forma Consolidated Financial Statements are presented as if all of the 2011 Warrants outstanding at September 30, 2015, representing the right to purchase 5,008,689 shares, have been exercised at $0.20 per share on September 30, 2015. The following adjustments are directly attributable to the transaction:

(a)	To record the exercise of 2011 Warrants to purchase an aggregate of 5,008,689 shares of common stock for gross proceeds of $1,001,738.

(b)	To record the incremental fair value of the 2011 Warrants of $233,901 as a charge to accumulated deficit.

(c)	To record estimated transaction costs related to the Offer to Exercise of $55,000.

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5. Pro Forma Common Stock

The following table shows our pro forma capitalization, as of September 30, 2015, adjusted to reflect the Offer to Exercise. For the purposes of this table, we have assumed that 100% of the 2011 Warrants outstanding, exercisable for 5,008,689 shares of our common stock, are exchanged for 5,008,689 shares of our common stock.

	September 30, 2015
	Common	Amount
	Shares	(in $’000s)
Common stock at September 30, 2015	45,025,803	$45
Shares issued on 2011 Warrant exercises	5,008,689	5
Pro forma common stock at September 30, 2015	50,034,492	$50

Book value per share at September 30, 2015 was $0.06. The pro forma book value per share at September 30, 2015 is $0.08.

6. Pro Forma Net Loss Per Share

Pro forma net loss per share has been determined for the three months ended September 30, 2015 and for the year ended December 31, 2014 as if all of the 2011 Warrants outstanding on September 30, 2015 had been exercised on January 1, 2014, as follows:

	Three months	Year ended
	ended	December 31,
	September 30, 2015	2014
Weighted average number of common shares	32,622,377	23,817,184
Shares issued on 2011 Warrant exercises	5,008,689	5,008,689
Pro forma weighted average number of shares outstanding - basic and diluted	37,631,066	28,825,873
Pro forma adjusted net loss (in $’000s)	$(580)	$(7,373)
Pro forma adjusted net loss per share - basic and diluted	$(0.02)	$(0.26)

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